SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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IMATION CORP.
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IMATION CORP.
1 Imation Way
Oakdale, Minnesota 55128

March 24, 2010

Dear Imation Corp. Shareholders:

You are cordially invited to attend the Imation Corp. 2010 Annual Meeting of Shareholders. We will hold the meeting on Wednesday, May 5, 2010, at 9:00 a.m., local time, at 317 on Rice Park Event Center, 317 Washington Street, St. Paul, MN 55102. The record date for the Annual Meeting is March 8, 2010. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. During the meeting, we will discuss each item of business described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. We will also present a current report on our business operations after the Annual Meeting and you will have an opportunity to ask questions.

We hope you will be able to attend the Annual Meeting. Whether or not you expect to attend, please vote your shares either by telephone, Internet or the mail so your shares will be represented at the Annual Meeting. Instructions on voting your shares are on the Notice of Internet Availability of Proxy Materials or proxy card you received for the Annual Meeting.

Sincerely,

Frank Russomanno
Vice Chairman and Chief Executive Officer

IMATION CORP.
1 Imation Way
Oakdale, Minnesota 55128

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 5, 2010

To the Shareholders of Imation Corp.:

The 2010 Annual Meeting of Shareholders of Imation Corp. will be held on Wednesday, May 5, 2010, at 9:00 a.m., local time, at 317 on Rice Park Event Center, 317 Washington Street, St. Paul, MN 55102. The purpose of the meeting is to:

1. Elect four directors named in the attached proxy statement;

2. Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2010; and

3. Transact such other business that may properly come before the meeting or any adjournment or adjournments thereof.

These items are more fully described in the Proxy Statement.

The record date for the meeting is March 8, 2010. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting.

By Order of the Board of Directors,

John L. Sullivan
Senior Vice President, General Counsel and Secretary

Oakdale, Minnesota
March 24, 2010

IMPORTANT NOTICE

PLEASE VOTE BY TELEPHONE OR INTERNET, OR, IF YOU RECEIVED PAPER COPIES OF OUR PROXY MATERIALS, YOU CAN ALSO MARK, DATE, SIGN AND PROMPTLY MAIL
THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE SO THAT YOUR SHARES
WILL BE REPRESENTED AT THE MEETING. WHEN YOU SUBMIT YOUR VOTE, PLEASE
ALSO INDICATE WHETHER YOU ARE PLANNING TO ATTEND THE MEETING.

IMATION CORP.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 5, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

We are providing this Proxy Statement in connection with the solicitation of proxies by the Board of Directors of Imation Corp. (“Imation,” “we,” “our” or “us”) for use at our Annual Meeting of Shareholders on May 5, 2010 and at all adjournments. The record date for the meeting is March 8, 2010. If you held our common stock as of the close of business on that date, you are entitled to vote at the Annual Meeting. As of March 8, 2010, there were approximately 38,158,475 shares of our common stock, $.01 par value, outstanding. You have one vote for each share of common stock you hold, and there is no cumulative voting. The shares of common stock we hold in our treasury will not be voted and will not be counted at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote.

We first made this Proxy Statement available to our shareholders on or about March 25, 2010.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent to most of our shareholders the Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2009 Annual Report on-line. Shareholders who have received the Notice will not be sent a printed copy of our proxy materials in the mail, unless they request to receive one.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 5, 2010: This Proxy Statement and our 2009 Annual Report are available at http://bnymellon.mobular.net/bnymellon/IMN

To vote your shares, please follow the instructions on the Notice you received for our Annual Meeting of Shareholders. If you received paper copies of our proxy materials, we have enclosed a proxy card for you to use to vote your shares. In order to register your vote, complete, date and sign the proxy card and return it in the enclosed envelope or vote your proxy by telephone or Internet in accordance with the voting instructions on the proxy card.

You have three choices on each item to be voted upon at the Annual Meeting.

For the election of directors, you can:

• vote for all of the nominated directors as a group;

• withhold authority to vote for all nominated directors as a group; or

• vote for all nominated directors as a group except those you identify.

For the ratification of the appointment of the independent registered public accounting firm, you can:

• vote “FOR” ratification;

• vote “AGAINST” ratification; or

• “ABSTAIN” from voting on ratification.

If you do not specify on your proxy card (or when giving your proxy by telephone or the Internet) how you want to vote your shares, your shares will be voted FOR the election of all directors as nominated and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2010.

If you change your mind after you vote your shares, you can revoke your proxy at any time before it is actually voted at the Annual Meeting by:

• sending written notice of revocation to our Corporate Secretary;

• submitting a signed proxy with a later date;

• voting by telephone or the internet on a date after your prior telephone or internet vote; or

• attending the meeting and withdrawing your proxy.

You can also be represented by another person present at the meeting by executing a proxy designating that person to act on your behalf.

If you “abstain” on any matter, your shares will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted on the matter. If you hold shares in “street name” and you do not provide voting instructions to your broker, your shares will be considered to be “broker non-votes” and will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the New York Stock Exchange. In that case, your shares will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote on that proposal. Your broker does not have discretionary authority to vote your shares on the election of directors if your broker does not receive voting instructions from you.

If you would like to consent to receive our proxy materials and annual reports electronically in the future, please go to our website www.imation.com. Click on “Investor Relations,” then “Financial and Investor Information” and “Shareholder Services/Information.” In the Shareholder Services/Information section follow the instructions to submit your electronic consent.

Proxy Solicitation

We will pay the costs of preparing, printing and mailing the Notice of Annual Meeting of Shareholders, the Notice and this Proxy Statement, including the reimbursement to banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners. In addition to the use of the mail, proxies may be solicited personally or by telephone by our employees without additional compensation.

Security Ownership of Certain Beneficial Owners

The table below shows the number of shares of our outstanding common stock as of February 15, 2010, held by each person that we know owns beneficially (as defined by the Securities and Exchange Commission for proxy statement purposes) more than 5% of any class of our voting stock:

	Amount and Nature
	of Beneficial		Percent
Name and Address of Beneficial Owner	Ownership		of Class

TDK Corporation	7,740,764	(1)	20.29%
c/o 1-13-1, Nihonbashi, Chuo-Ku
Tokyo 103-8272, Japan
Wells Fargo & Company	4,216,799	(2)	11.05%
420 Montgomery Street
San Francisco, CA 94104
Dimensional Fund Advisors LP	3,175, 327	(3)	8.32%
Palisades West, Building One
6300 Bee Cave Road
Austin, TX 78746
Wellington Management Company, LLP	2,644,095	(4)	6.98%
75 State Street
Boston, MA 02109
Barclays Global Investors, NA	2,133,338	(5)	5.59%
400 Howard Street
San Francisco, CA 94105
Artisan Partners Holdings LP	1,925,100	(6)	5.05%
875 East Wisconsin Avenue
Milwaukee, WI 53202

(1)	A Schedule 13D/A was filed with the Securities and Exchange Commission on December 6, 2007 by TDK Corporation (“TDK”), TDK Electronics Corporation (“TEC”), TDK U.S.A. Corporation (“TUC”), TDK Europe S.A. (“TES”), TDK Hong Kong Co. Ltd. (“THK”), TDK Recording Media Europe S.A. (“TRE”) and TDK Singapore (PTE) Ltd. (“TSP”) reporting beneficial ownership of 7,740,764 shares of our common stock. TDK reported that it had sole voting and dispositive powers with respect to 4,962,390 shares and shared voting and dispositive powers with respect to 2,778,374 shares. TEC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TUC reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 660,946 shares. TES reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 1,805,809 shares. THK reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 63,757 shares. TRE reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 135,358 shares. TSP reported that it had sole voting and dispositive powers with respect to 0 shares and shared voting and dispositive powers with respect to 112,504 shares. TUC, TEC, TES, TRE, THK and TSP are all wholly owned subsidiaries of TDK. TDK became our largest shareholder in connection with our acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK brand name from TDK. See “Related Person Transactions and Related Person Transaction Policy.”

(2)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 11, 2010 by Wells Fargo & Company (“Wells Fargo”) reporting consolidated beneficial ownership on behalf of itself and certain subsidiaries of 4,216,799 shares of our common stock. Of such shares, Wells Fargo reported that it had sole voting power with respect to 4,182,266 shares, sole dispositive power with respect to 3,780,005 shares, shared voting power with respect to 110 shares and shared dispositive power with respect to 337 shares. Evergreen Investment Management Company, LLC, a wholly owned subsidiary, is an investment advisor that beneficially owns 3,589,946 shares of common stock, over which it has sole voting and dispositive power. Wells Fargo filed the report as a parent holding company for Evergreen Investment Management Company (Investment Advisor), Wells Capital Management Incorporated (Investment Advisor), Wachovia Bank, National Association (Bank), Wells Fargo Advisors, LLC (Broker-Dealer), Wells Fargo Funds Management, LLC (Investment Advisor), Wells Fargo Advisors Financial Network, LLC (Broker-Dealer), Wells Fargo Delaware Trust Company, National Association (Bank), Wells Fargo Bank, N.A. (Bank), and Calibre Advisory Services, Inc. (Investment Advisor), each of which is a subsidiary of Wells Fargo.

(3)	A Schedule 13G/A was filed with the Securities and Exchange Commission on February 8, 2010 by Dimensional Fund Advisors LP (“Dimensional”) reporting beneficial ownership of an aggregate of 3,175,327 shares of our common stock. Of such shares, Dimensional reported that it had sole voting power with respect to 3,141,002 shares and sole dispositive power with respect to 3,175,327 shares. Dimensional is an investment advisor/manager to certain funds and as investment advisor/manager, Dimensional possesses investment and/or voting power of the securities of the funds and may be deemed to be the beneficial owner of the shares held by the funds. Dimensional disclaims beneficial ownership of the shares held by the funds.

(4)	A Schedule 13G was filed with the Securities and Exchange Commission on February 12, 2010 by Wellington Management Company, LLP (“Wellington”) reporting beneficial ownership of an aggregate of 2,644,095 shares of our common stock. Of such shares, Wellington reported that it had sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 1,576,650 shares and shared dispositive power with respect to 2,644,095 shares. Wellington is an investment advisor to certain funds and as investment advisor may be deemed to be the beneficial owner of the shares held by its clients.

(5)	A Schedule 13G was filed with the Securities and Exchange Commission on February 5, 2009 by Barclays Global Investors, NA (“Barclays”) reporting beneficial ownership and sole dispositive power of 1,010,450 shares of our common stock and sole voting power of 918,997 shares. Barclays Global Fund Advisors reported beneficial ownership and sole dispositive power of 1,102,258 shares and sole voting power of 932,026 shares. Barclays Global Investors, Ltd. reported sole dispositive power of 20,630 shares. Barclays filed the report for Barclays Global Fund Advisors (Investment Advisor), Barclays Global Investors, Ltd. (Non-US institution), Barclays Global Investors Japan Limited (Non-US institution), Barclays Global Investors Canada Limited (Non-US institution), Barclays Global Investors Australia Limited (Non-US institution), and Barclays Global Investors (Deutschland) AG (Non-US institution). Barclays reported that the shares are held in trust accounts for the economic benefit of the beneficiaries of those accounts.

(6)	A Schedule 13G was filed with the Securities and Exchange Commission on February 11, 2010 by Artisan Partners Holdings LP (“Artisan”) reporting beneficial ownership on behalf of itself and certain subsidiaries of 1,925,100 shares of our common stock. Of such shares, Artisan reported that it had sole voting power with respect to 0 shares, sole dispositive power with respect to 0 shares, shared voting power with respect to 1,760,400 shares and shared dispositive power with respect to 1,925,100 shares. Artisan filed the report for itself (as Investment Advisor and sole limited partner of Artisan Partners Limited Partnership) Artisan Investment Corporation (Holding Company and general partner of Artisan Partners Limited Partnership), Artisan Partners Limited Partnership (Investment Advisor), Artisan Investments GP LLC (Holding Company and general partner of Artisan Partners Limited Partnership), ZFIC, Inc. (Holding Company and sole stockholder of Artisan Corp.), Andrew A. Ziegler and Carlene M. Ziegler (both individuals are the principal stockholders of ZFIC, Inc.). Artisan reported the shares have been acquired on behalf of discretionary clients of Artisan and Artisan Partners Limited Partnership.

Security Ownership of Management

The table below shows the number of shares of our common stock beneficially owned as of February 15, 2010 by each director, each nominated director, each officer named in the Summary Compensation Table in this Proxy Statement and all directors and executive officers as a group. Except as otherwise indicated, the named person has sole voting and investment powers with respect to the shares held by that person, and the shares are not subject to any pledge.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)		Percentage of Class

Linda W. Hart	164,061	(2)		*
Michael S. Fields	51,868			*
Charles A. Haggerty	66,813	(3)		*
Ronald T. LeMay	119,858			*
Raymond Leung	0			*
L. White Matthews, III	72,502			*
Glen A. Taylor	102,236			*
Daryl J. White	102,910			*
Frank P. Russomanno	339,111	(4)		*
Paul R. Zeller	175,069			*
James C. Ellis	63,205			*
Mark E. Lucas	214,640			*
John L. Sullivan	132,960			*
Jacqueline A. Chase	35,660			*
All Directors and Executive Officers as a Group (15 persons)	1,668,575		4.25%

*	Indicates ownership of less than 1%.

(1)	In addition to the unrestricted shares held by the named individuals, the shares shown include (i) the following shares issuable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days of February 15, 2010: Ms. Hart, 112,908 shares; Mr. Fields, 38,375 shares; Mr. Haggerty, 44,074 shares; Mr. LeMay, 88,375 shares; Mr. Matthews, 60,923 shares; Mr. Taylor, 68,375 shares; Mr. White, 88,375 shares; Mr. Russomanno, 207,385 shares; Mr. Zeller, 116,071 shares; Mr. Ellis, 39,024; Mr. Lucas, 78,948; Mr. Sullivan, 84,056 shares, Ms. Chase 35,631 shares; and all directors and executive officers as a group, 1,017,473 shares; (ii) the following shares of restricted stock held as of February 15, 2010: Ms. Hart, 5,678 shares; Mr. Fields, 2,581 shares; Mr. Haggerty, 2,581 shares; Mr. LeMay, 2,581 shares; Mr. Matthews, 2,581 shares; Mr. Taylor, 2,581 shares; Mr. White, 2,581 shares; Mr. Russomanno, 69,509 shares; Mr. Zeller, 27,195 shares; Mr. Ellis, 15,110 shares; Mr. Lucas, 128,571 shares; Mr. Sullivan, 25,245 shares; Ms. Chase, 0 shares; and all directors and executive officers as a group, 295,925 shares and (iii) the following shares allocated as of February 15, 2010 to the accounts of participants under the Imation Retirement Investment Plan: Mr. Russomanno, 5,256 shares; Mr. Zeller, 11,229 shares; Mr. Ellis, 5,191 shares; Mr. Lucas, 1,108 shares; Mr. Sullivan, 4,355 shares; Ms. Chase, 29 shares; and all executive officers as a group, 29,561 shares. The holders of restricted stock have voting power but no investment power with respect to those shares. The participants in the Imation Retirement Investment Plan have shared voting and investment power with respect to such shares.

(2)	Includes 4,452 restricted stock units which will be converted to common stock when Ms. Hart separates from service with Imation.

(3)	Includes 13,500 shares held in a revocable trust.

(4)	Includes 5,800 shares in a trust owned by Mr. Russomanno’s spouse.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes in ownership of our common stock with the Securities and Exchange Commission. We are required to identify any of those individuals who did not file such reports on a timely basis. We believe that during 2009 all of our directors and executive officers complied with their Section 16(a) filing requirements.

Related Person Transactions and Related Person Transaction Policy

Agreements with TDK

On July 31, 2007, we completed the acquisition of substantially all of the assets relating to the marketing, distribution, sales, customer service and support of removable recording media products, accessory products and ancillary products under the TDK Life on Record brand name (“TDK Recording Media”), from TDK Corporation, a Japanese corporation (“TDK”) pursuant to an acquisition agreement dated April 19, 2007, between Imation and TDK (the “TDK Acquisition Agreement”). The purchase price for the TDK Recording Media operations was approximately $260 million in a combination of cash and stock.

We issued to TDK approximately 6.8 million shares of our common stock, representing 16.6% of our shares then outstanding after issuance of the shares to TDK. The shares were valued at $31.75 per share based on average market value of our shares for the two day period prior to the date for which the shares to be exchanged was determined. We paid $29.5 million in cash to TDK. The purchase price also included approximately $8.2 million for customary closing costs, accounting and advisory fees and a payment of $3.9 million made to a third party to acquire their minority interest in a TDK international subsidiary. We may pay additional cash consideration of up to $30 million to TDK, contingent upon future financial performance of the acquired business.

The TDK Acquisition Agreement provided for a future purchase price adjustment related to the target working capital amount at the date of acquisition. During the first quarter of 2008, we reached an agreement with TDK on the closing date working capital amount resulting in a required additional payment to TDK of $6.5 million, which was paid during the second quarter of 2008. Further, the TDK Acquisition Agreement assumed that no cash or debt would be transferred to or assumed by Imation in the transaction. TDK operating subsidiaries purchased in the transaction had cash balances at the time of the acquisition, and as such, we acquired cash in the transaction. Consequently, we repaid cash of approximately $25 million to TDK in November 2007.

As a result of the transaction, TDK became our largest shareholder and has the right to nominate a representative to serve on our Board of Directors. Raymond Leung, TDK’s nominee, was elected to serve as a Class III member of the Board of Directors on November 7, 2007 and was reelected by shareholders on May 7, 2008. Pursuant to an Investor Rights Agreement, dated July 31, 2007, TDK’s ownership stake will be permitted to increase up to 21% of our common stock on a fully diluted basis through open market purchases. TDK received certain preemptive rights and registration rights, and TDK agreed to a standstill on further acquisitions of our common stock above the 21% threshold (except as a result of stock repurchases initiated by Imation, in which event TDK’s ownership will not be permitted to exceed 22% of the then outstanding shares). TDK also agreed to a voting agreement with respect to certain matters presented to our shareholders and a three-year lock-up on sales of the shares acquired in the transaction.

We entered into two long-term Trademark License Agreements with TDK, dated July 31, 2007, with respect to the TDK Life on Record brand, which will continue unless terminated by TDK no earlier than 2032 (2017 in the case of headphones, speakers or wholly new products) or earlier in the event of a material breach of the Trademark License Agreement, specific change of control events or default by Imation. One of the agreements licenses the trademark to Imation for the U.S. territory, while the other licenses the trademark to an Imation affiliate outside the United States. The trademark licenses provide us exclusive use of the TDK Life on Record trademark and logo for marketing and sales of current and successor magnetic tape, optical media and flash memory products, certain accessories, headphones and speakers, and certain future removable recording media products. No additional consideration was paid or is payable to TDK under the Trademark License Agreements outside of the consideration paid by Imation for the acquisition.

We also entered into a Supply Agreement with TDK, dated July 31, 2007, for Imation to purchase its requirements of removable recording media products and accessory products for resale under the TDK Life on Record brand name to the extent TDK can supply such products on competitive terms, and TDK agreed not to sell any such products to third parties for resale under the TDK Life on Record brand name during the term of the Trademark License Agreements. The Supply Agreement will continue until 2012 or for so long as TDK manufactures any of the products. We also purchase the following items from TDK on a non-exclusive basis for our Imation branded and Memorex branded products outside of the Supply Agreement: LTO and DDS/DAT tapes, certain specialized optical discs and Blu-Ray recordable media. For 2009, purchases from TDK for inventory items under the Supply Agreement and the other items described above were approximately $63.9 million.

In addition, we entered into a Transition Services Agreement with TDK with respect to TDK’s provision to us of certain services such as IT support, sales and marketing support and invoicing services as we integrated the TDK recording media business. Those services ended in July 2009. For 2009, payments made under the Transition Services Agreement were approximately $3.4 million.

Copies of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are filed as exhibits to our Current Report on Form 8-K filed August 3, 2007. The descriptions of the Investor Rights Agreement, Trademark License Agreements and Supply Agreement are qualified in their entirety by reference to the full text of those agreements.

Employment of Mr. Lucas

On February 16, 2009, Mark E. Lucas was appointed by the Board of Directors to serve as our President and Chief Operating Officer, effective March 17, 2009. Mr. Lucas had been a director of Imation since April 2007. Mr. Lucas resigned from the Board of Directors effective February 16, 2009 in connection with his appointment as our President and Chief Operating Officer. Under the terms of Mr. Lucas’ employment, as set forth in an employment offer letter from Imation (the “Employment Offer Letter”), Mr. Lucas is entitled to:

•	base salary in the amount of $625,000 annually;

•	participate in our Annual Bonus Program whereby Mr. Lucas is eligible to receive, based on our achievement of certain performance objectives, a target annual bonus equal to 80% of his base salary (prorated for 2009) up to a maximum bonus payout of 120% of his base salary (prorated for 2009);

•	stock options valued at $900,000 which have a ten-year term and will vest ratably over a four-year period;

•	shares of restricted stock valued at $900,000 which will vest ratably over a four-year period;

•	participate in our medical, dental, pension and 401(k) plans;

•	our standard relocation package;

•	benefits available to other executive officers: reimbursement of up to $2,500 in tax preparation expenses; reimbursement for costs associated with a comprehensive annual medical exam; and the payment of premiums on an executive life insurance policy; and

•	25 days of paid time off each calendar year (pro-rated for 2009).

The Employment Offer Letter also provides that Imation and Mr. Lucas will enter into our standard form of severance agreement for executive officers and our standard form of employee agreement. A copy of the Employment Offer letter is filed as an exhibit to our Current Report on Form 8-K filed February 17, 2009. The description of the Employment Offer Letter above is qualified in its entirety by reference to the full text of the Employment Offer Letter.

Following the 2008 Annual Meeting of Stockholders held on May 7, 2008, Mr. Lucas was granted options to purchase 11,574 shares of our common stock (the “Options”) and 3,632 shares of restricted stock (the “Restricted Stock”) as part of the compensation paid to our non-employee directors. The Options and Restricted Stock vest in full on the anniversary of their grant date. On February 16, 2009, the Compensation Committee determined to immediately accelerate the vesting of the Options and Restricted Stock in connection with Mr. Lucas’ resignation from the Board of Directors.

Effective as of May 5, 2010, Mr. Lucas will begin serving as our President and Chief Executive Officer. Mr. Lucas is standing for election to our Board of Directors at the Annual Meeting.

Related Person Transaction Policy

On February 6, 2007, the Audit and Finance Committee of the Board of Directors adopted a written policy regarding transactions with related persons. In accordance with the policy, the Audit and Finance Committee is responsible for the review and approval of all transactions with related persons that are required to be disclosed under the rules of the Securities and Exchange Commission. Under the policy, a “related person” includes any of our directors or executive officers, certain of our shareholders and any of their respective immediate family members. The policy applies to transactions in which Imation is a participant, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. A related person’s material interest in a transaction is to be determined based on the significance of the information to investors in light of all the circumstances. Under the policy, management is responsible for disclosing to the Audit and Finance Committee all material information related to any covered transaction. The Audit and Finance Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to Imation than could be obtained in a comparable arms-length transaction with an unrelated third party.

Due to the size of the transaction with TDK, approval of the acquisition of the TDK Recording Media business (and the related TDK Acquisition Agreement, Trademark License Agreements, Supply Agreement and Transition Services Agreement) was made by the entire Board of Directors. The Audit and Finance Committee ratified the continuing purchase of the other items purchased from TDK described above. In addition, due to the nature of the transaction with Mr. Lucas, the approval of Mr. Lucas’ appointment as President and Chief Operating Officer and related employment terms was made by the entire Board of Directors, without Mr. Lucas present.

BOARD OF DIRECTORS

Corporate Governance

Corporate Governance Guidelines

Our Board of Directors is committed to sound and effective corporate governance practices. Our Board of Directors has adopted Corporate Governance Guidelines (“Guidelines”) which describe the Board’s governance principles and procedures. The Guidelines, which comply with the criteria established under the New York Stock Exchange listing standards, cover director qualifications and retirement policy, director responsibilities, Board committees, director access to officers and employees, director compensation, director orientation and continuing education, Chief Executive Officer evaluation and management succession, and the annual performance evaluation of the Board. The Guidelines are available on our website. The Internet address for our website is www.imation.com and the Guidelines can be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Code of Ethics

We have had a Business Conduct Policy in place since our inception that applies to all employees and our Board of Directors. The Business Conduct Policy is available on our website. The Internet address for our website is www.imation.com. The Business Conduct Policy may be found on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Annual Meeting Attendance Policy

Directors are expected to attend our Annual Meeting of Shareholders. We use our best efforts to schedule our Annual Meeting of Shareholders on the same day as a Board meeting in order to facilitate attendance by our Board members at our Annual Meeting. All of our directors attended our 2009 Annual Meeting of Shareholders.

Communications with the Board

Our Board of Directors has a process in place for interested parties to communicate directly with our directors. If any interested party wants to make concerns known to our Board of Directors, non-management directors or Non-Executive Chairman, communication can be sent to directors@imation.com or Imation Corp., P.O. Box 64898, St. Paul, MN 55164-0698, Attn: Board of Directors. Communications sent to directors@imation.com or the mailing address will be sent to the chair of our Audit and Finance Committee who will then circulate the communications to the Board members as appropriate.

Director Independence and Determination of Audit Committee Financial Expert

Our Board of Directors reviewed the independence of our directors and nominees in early 2010. During this review, our Board reviewed:

•	whether there were any transactions or relationships between each director, nominee or any member of his or her immediate family and us and our subsidiaries and affiliates; and

•	whether there were any relationships between the directors or nominees and senior management and between directors or nominees and our independent registered public accounting firm.

The Board made this review to determine whether any of the above relationships or transactions, if existing, were inconsistent with a determination that the director or nominee is independent. Other than Frank P. Russomanno, our Vice Chairman and Chief Executive Officer, Mark E. Lucas, our current President and Chief Operating Officer and our future President and Chief Executive Officer effective as of May 5, 2010 and Raymond Leung, the TDK director nominee, none of the directors or nominees had any relationship with us other than as shareholder and director. Therefore, the Board affirmatively determined that all of the directors and nominees, other than Frank P. Russomanno, Mark E. Lucas and Raymond Leung, are independent as defined under the New York Stock Exchange listing standards.

In February 2010, the Board also reviewed whether the Audit and Finance Committee had an audit committee financial expert as defined in the Securities and Exchange Commission rules. The Board reviewed the skills and experience required under the rules and determined that Messrs. Haggerty, Matthews and White are audit committee financial experts as defined under those rules.

Non-Executive Chairman

The Board believes it is appropriate to separate the office of Chairman of the Board from the office of the Chief Executive Officer in order to preserve and strengthen the oversight role of the Board of Directors. The Board believes it is the Chairman of the Board’s responsibility to run the Board and the Chief Executive Officer’s responsibility to run our company. For these reasons, the Board determined that it is in the shareholders’ best interest to have an independent chairman whose sole job is leading the Board of Directors and in 2007 appointed a Non-Executive Chairman who is not part of our management. The Board reviews periodically whether to retain the Non-Executive Chairman position and, as long as the position is retained, will review, at least once per year, who the Non-Executive Chairman will be. As long as there is a Non-Executive Chairman of the Board, the Board will not designate a lead director. The Non-Executive Chairman is responsible for coordinating activities of, and communication with, the Board, including leading the meetings of the Board of Directors and the executive sessions of the non-management directors; facilitating communications between the directors and management; establishing the agenda for Board meetings; working with the Chief Executive Officer and the Board on defining a process for developing corporate strategy and providing oversight and guidance in its development; and for other matters as determined by the Board from time to time. Linda W. Hart has been the Non-Executive Chairman since April 2007 and the Board re-appointed her to the position in May 2009 for a term ending at the 2010 Annual Meeting of Shareholders.

Meetings of the Board and Board Committees

Meetings of the Board

During 2009, the Board of Directors held a total of five meetings, and the various committees of the Board met a total of twenty times. Each director attended 75% or more of the total meetings of the Board of Directors and the Board committees on which the director served. The non-management directors of the Board met at scheduled executive sessions at each Board meeting. The Non-Executive Chairman, currently Linda W. Hart, presided at these sessions.

Committees of the Board

The standing committees of the Board of Directors are the Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee. Each of the Board committees has adopted a written charter which describes the functions and responsibilities of the committee. The charters for our Audit and Finance Committee, Compensation Committee and Nominating and Governance Committee are available on our web site. The Internet address for our website is www.imation.com. The charters are on our “Corporate Governance” page, which can be accessed from the “Investor Relations” page, which can be accessed from the main web page.

Audit and Finance Committee

Members:	Four non-employee directors:
Messrs. Matthews (Chair), Haggerty, LeMay and White. Dr. Reich also served on the Audit and Finance Committee until he retired from the Board on February 8, 2010. All of the members of the Audit and Finance Committee are independent directors as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission.

Number of meetings in 2009: Ten

Functions:

•	Reviews our consolidated financial statements, including accounting and auditing principles and practices

•	Has the authority to appoint or replace our independent registered public accounting firm and approve the scope of its audit services

•	Reviews and approves non-audit services performed by our independent registered public accounting firm

•	Reviews our compliance procedures and scope of internal controls

•	Reports to the Board of Directors on the adequacy of financial statement disclosures and adherence to accounting principles

•	Reviews financial policies which may impact our financial statements

•	Oversees our internal audit function with the Director of Internal Audit reporting directly to the Audit and Finance Committee

•	Monitors compliance with financing agreements

•	Monitors the functions of our Pension and Retirement Committee

•	Reviews and approves any related person transactions

•	Supervises and implements risk management oversight on behalf of the Board

Under our Guidelines, no director may serve on a total of more than three public company audit committees. All of our directors are in compliance with that provision of our Guidelines.

Compensation Committee

Members:	Five non-employee directors:
Mr. White (Chair), Mr. Fields, Ms. Hart, Mr. Matthews and Mr. Taylor. Dr. Reich also served on the Compensation Committee until he retired from the Board on February 8, 2010. All of the members of the Compensation Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2009: Five

Functions:

•	Reviews and approves compensation and benefits programs for our executive officers and key employees

•	Oversees executive evaluation process and approves compensation for executives other than the Chief Executive Officer

•	Reviews and recommends Chief Executive Officer compensation to the independent directors

•	Reviews executive stock ownership guidelines and progress in meeting the guidelines

•	Oversees implementation of certain stock and compensation plans

Nominating and Governance Committee

Members:	Five non-employee directors:
Mr. LeMay (Chair), Mr. Fields, Mr. Haggerty, Ms. Hart and Mr. Taylor. All of the members of the Nominating and Governance Committee are independent directors as defined under the New York Stock Exchange listing standards.

Number of meetings in 2009: Five

Functions:

•	Advises and makes recommendations to the Board on all matters concerning directors (such as independence evaluations, committee assignments, director compensation and director stock ownership guidelines) and corporate governance matters

•	Advises and makes recommendations to the Board on the selection of candidates as nominees for election as directors

•	Reports to the Board on succession planning, including succession in the event of retirement of the Chief Executive Officer

•	Oversees the evaluation of the Chief Executive Officer

Risk Oversight

Our Board of Directors has responsibility for risk oversight, focusing on our overall risk management strategy, our degree of tolerance for risk, and the steps management is taking to manage our risks. The Board of Directors has delegated the supervision and implementation of risk oversight to the Audit and Finance Committee. Management reports on its risk management process on a quarterly basis, alternating its reports between the Audit and Finance Committee and the full Board of Directors. The Audit and Finance Committee also receives quarterly reports on key financial risks that could affect us.

We have designated an executive officer to oversee our risk management process. That executive officer provides the quarterly reports regarding our risk management process. He is an experienced corporate executive who is familiar with our global businesses, locations and personnel, and the industries in which we operate. He has the position and authority sufficient to hold others accountable for risk mitigation activities. Prior to 2010, the risk management process was facilitated by the head of internal audit. However, our management determined it would be more appropriate to designate one of our executive officers to oversee the risk management process, so that internal audit would have the independence to evaluate the effectiveness of the risk management process.

The Board of Directors oversees our risk management process and our management is responsible for day-to-day risk assessment and mitigation activities. We believe this division of responsibilities provides an effective approach for addressing our risks and that our Board leadership structure (with the separation of the Chairman of the Board from the Chief Executive Officer to strengthen the Board of Directors general oversight role) is aligned with this approach.

Director Nominations

The Nominating and Governance Committee will consider qualified candidates for Board membership submitted by shareholders. A candidate for election to the Board needs the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care in his or her representation of the interests of shareholders. Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance and international transactions and those regarding our industry. In general, candidates will be preferred who hold an established executive level position and have extensive experience in business, finance, law, education, research or government. The Nominating and Governance Committee also reviews the current composition of the Board to determine the needs of the Board in terms of diversity of candidates including diversity of skills, experience, race, national origin or gender. The Nominating and Governance Committee will consider all these criteria for nominees identified by the Nominating and Governance Committee, by shareholders or through some other source. The Nominating and Governance Committee also uses an external search firm to assist it in locating candidates that meet the criteria for qualified candidates. The Nominating and Governance Committee has currently retained Heidrick & Struggles to provide such assistance. When current Board members are considered for nomination for re-election, the Nominating and Governance Committee will also take into consideration their prior Board contributions, performance and meeting attendance records.

Shareholders who want to submit a qualified candidate for Board membership can do so by sending the following information to the Nominating and Governance Committee (through our Corporate Secretary at 1 Imation Way, Oakdale, MN 55128):

•	name of the candidate and a brief biographical sketch and resume;

•	contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and

•	a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Nominating and Governance Committee will conduct a process of making a preliminary assessment of each proposed nominee based upon resume and biographical information, an indication of the individual’s willingness to serve and other relevant information. This information will be evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be subject to a background investigation and may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating and Governance Committee will determine which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating and Governance Committee will use the same process for evaluating all nominees, regardless of the original source of the nomination. Any nominations for director to be made at an annual meeting of shareholders must be made in accordance with the requirements described in the section entitled “Shareholder Proposals for 2011 Annual Meeting.”

Compensation of Directors

Non-employee directors, with the exception of the TDK nominated director, receive the following compensation for service on our Board:

•	Annual Retainer: $50,000

•	Chairman Fee:

•	$5,000 per year for serving as chair of the Nominating and Governance Committee

•	$7,500 per year for serving as chair of the Compensation Committee

•	$10,000 per year for serving as chair of the Audit and Finance Committee

•	Non-Executive Chairman Fee: 1.2 times the Annual Retainer (in addition to the Annual Retainer received by all Directors), currently $60,000

•	Meeting Attendance:

•	Board meetings: $1,500 per meeting for attendance in person and $1,000 per meeting for attendance via telephone or video conference

•	Committee meetings: $1,000 per meeting, other than in-person Audit and Finance Committee meetings for which $1,500 is paid

•	Interview of Board Candidates: $1,500 per interview

•	Equity Grants: Directors receive an initial equity grant of restricted stock and options to purchase common stock on the date a person becomes a director and an additional annual equity grant of restricted stock and options to purchase common stock on the date of the annual meeting of shareholders each year. The annual equity grant is a dollar value of $105,000 in stock options and restricted stock, with 75% of the value granted as stock options valued under a modified Black-Scholes model and 25% of the value granted as restricted stock. The Non-Executive Chairman of the Board receives an additional equity grant of 1.2 times the Director grant, currently $126,000, using the same division between stock options and restricted stock and the same valuation model. The restricted stock and stock options vest in one year but may accelerate under certain circumstances such as death, disability, retirement and change of control of Imation, as defined under the 2005 Director Program, as amended. The initial equity grant for a director or Non-Executive Chairman who is first elected at a time other than the annual meeting of shareholders is prorated based on the number of options and shares of restricted stock granted to directors or the Non-Executive Chairman at the time of the preceding annual meeting of shareholders.

•	Matching Gift: We match gifts made by each director to qualified charitable institutions in an amount up to $15,000 per year.

•	Training Program Reimbursement: We encourage our directors to attend training programs for directors and reimburse any director who chooses to attend a training program for the cost of attending the program, including travel and lodging, at the maximum rate of one program per year.

•	Travel Reimbursement: We reimburse directors for travel costs of attending Board meetings, other meetings with management and interviews of Board candidates.

In lieu of cash, non-employee directors may elect to receive all or part of their Annual Retainer, Non-Executive Chairman fee, Committee Chairman fee and meeting fees in shares of common stock or in restricted stock units equivalent to shares of common stock.

The following table shows the compensation for the last fiscal year for our non-employee directors.

	Director Compensation for Fiscal Year 2009
	Fees Earned or						All Other
	Paid in Cash		Stock Awards		Options Awards		Compensation	Total
Name	($)		($)(1)		($)(2)		($)(3)	($)

Michael S. Fields	67,000	(4)	26,249		57,660		2,179	153,088
Charles A. Haggerty	72,000		26,249		57,660		17,179	173,088
Linda W. Hart	127,000	(5)	57,745	(6)	126,851	(7)	3,922	315,518
Ronald T. LeMay	73,000	(8)	26,249		57,660		14,179	171,088
Raymond Leung(9)	0		0		0		0	0
Mark E. Lucas(10)	7,000		0		0		1,453	8,453
L. White Matthews, III	85,000	(11)	26,249		57,660		15,729	184,638
Charles Reich(12)	73,000		26,249		57,660		2,179	159,088
Glen A. Taylor	64,008	(13)	26,249		57,660		17,179	165,096
Daryl J. White	80,500	(14)	26,249		57,660		2,179	166,588

(1)	On May 6, 2009 each director was awarded 2,581 shares of restricted stock. The grant date fair value of that restricted stock award is $26,249. In accordance with SFAS 123R, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $10.17. The number of shares of restricted stock that are outstanding for each director at fiscal year end is 2,581, other than Dr. Leung for whom the number of shares of restricted stock outstanding is 0, and Ms. Hart for whom the number of shares of restricted stock outstanding is 5,678. See Footnote 6.

(2)	On May 6, 2009 each director was awarded options to purchase 13,696 shares of common stock. The grant date fair value of that option award is $57,660. In accordance with SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the option: risk free rate: 2.196%; expected life: 5.5 years; volatility: 41.88%; and dividend yield: 0%; resulting in a grant date fair value of $4.21 per share. The number of shares underlying stock options that are outstanding for each director at fiscal year end are as follows: Mr. Fields: 52,071; Mr. Haggerty: 57,770; Ms. Hart: 143,039; Mr. LeMay: 102,071; Dr. Leung: 0; Mr. Matthews: 74,619; Dr. Reich: 60,417; Mr. Taylor: 82,071; and Mr. White: 102,071.

(3)	These amounts represent matching gifts by Imation to qualified charitable institutions of $15,000 for Mr. Haggerty, $12,000 for Mr. LeMay, $13,550 for Mr. Matthews, and $15,000 for Mr. Taylor, and (ii) dividends paid in May 2009 on the vesting of 349 shares of restricted stock issued in May 2005 and 3,632 shares of restricted stock issued in May 2008 in the aggregate amount of $2,179 for each director except for (a) Ms. Hart who had additional dividends paid in May 2009 on the vesting of 4,359 shares of restricted stock issued in May 2008 for a total of $3,922, (b) Dr. Leung, who had no dividends, and (c) Mr. Lucas who had dividends paid in February 2009 on the vesting of 3,632 shares of restricted stock issued in May 2008 in the amount of $1,453.

(4)	Mr. Fields elected to receive 25% of his annual retainer in shares of common stock in lieu of cash. That election resulted in the conversion of $12,500 into 1,296 shares of common stock.

(5)	Ms. Hart is Non-Executive Chairman of the Board and this amount includes that fee. Ms. Hart elected to receive her annual retainer in shares of common stock in lieu of cash. That election resulted in the conversion of $50,000 into 5,186 shares of common stock.

(6)	Ms. Hart, as Non-Executive Chairman of the Board, received an additional restricted stock award of 3,097 shares. The grant date fair value of the restricted stock award is $31,496. In accordance with SFAS 123R, we chose the grant date fair value of the restricted stock as equivalent to the closing stock price on the date of grant: $10.17.

(7)	Ms. Hart, as Non-Executive Chairman of the Board, received an additional option grant of 16,435 shares. The grant date fair value of the option award is $69,191. In accordance with SFAS 123R, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the option. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: risk free rate: 2.196%; expected life: 5.5 years; volatility: 41.88%; and dividend yield: 0%; resulting in a grant date fair value of $4.21 per share.

(8)	Mr. LeMay is the Chairman of our Nominating and Governance Committee and this amount includes the Committee Chairman fee.

(9)	Dr. Leung is TDK’s nominee to serve on our Board of Directors pursuant to the Investor Rights Agreement dated July 31, 2007 that we entered into with TDK in conjunction with our acquisition of the TDK recording media business. See “Related Person Transactions and Related Person Transaction Policy.” Pursuant to the Investor Rights Agreement, Dr. Leung will not be compensated for his service on the Board of Directors.

(10)	Mr. Lucas resigned as a member of our Board of Directors on February 16, 2009 in connection with his appointment as President and Chief Operating Officer of Imation, effective March 17,

2009. See “Related Person Transactions and Related Person Transaction Policy.” Mr. Lucas is standing for election to our Board of Directors at the Annual Meeting.

(11)	Mr. Matthews is Chairman of our Audit and Finance Committee and this amount includes the Committee Chairman fee.

(12)	Dr. Reich retired from our Board effective February 8, 2010.

(13)	Mr. Taylor has elected to receive his compensation in shares of common stock in lieu of cash. That election resulted in the conversion of the fees described above to 6,914 shares of common stock.

(14)	Mr. White is Chairman of our Compensation Committee and this amount includes the Committee Chairman fee.

The Nominating and Governance Committee reviews Board compensation every year based on a market analysis provided by the Nominating and Governance Committee’s compensation consultant which is the same compensation consultant used by the Compensation Committee. For 2010, the compensation consultant is Hewitt Associates. The compensation consultant advises the Nominating and Governance Committee on the competitive position of Board of Directors compensation relative to the peer group of companies used for executive compensation and on market trends such as mix of cash and equity. The Nominating and Governance Committee is currently evaluating what, if any, changes to the Board compensation program would be appropriate. Employee directors are not compensated for their service on the Board of Directors.

Stock Ownership Guidelines

Our director stock ownership guidelines provide that each of our directors is encouraged to own stock valued at not less than $130,000. The stock ownership should be considered a long-term investment and be achieved within five years of joining the Board of Directors. The value of director’s ownership is calculated two ways, based on (1) the current market value and (2) the value at the time the director became subject to the director stock ownership guidelines. A director would be in compliance if the director meets the guidelines under either calculation. In February 2010, the Board determined to add the alternative measurement calculation (in addition to current market value) to address the effect of market fluctuations in our stock on the ability of directors to comply with the stock ownership guidelines.

Board Retirement Policy

The Board has adopted a retirement policy that provides that:

•	non-employee directors cannot be nominated for re-election as a director at the next annual meeting of shareholders following either 15 years of service as a director or reaching the age of 70, whichever comes first;

•	a director who is also our Chief Executive Officer must submit his or her resignation from the Board when he or she ceases to be the Chief Executive Officer; and

•	any other director who is an employee must retire from the Board (i) at the time of a reduction in his or her duties or responsibilities as an officer unless the Board at its sole discretion determines the officer continues to be qualified to act as a director, (ii) upon termination of his or her active service as an employee or (iii) upon attaining the age of 65, whichever is earliest.

Indemnification Agreements

It is our policy to indemnify directors and officers against any costs, expenses and other liabilities to which they may become subject by reason of their service to us and to insure our directors and officers against such liabilities to the extent permitted by applicable law. Our bylaws provide for indemnification of our directors, officers and employees against those costs, expenses and other liabilities as long as the director, officer or employee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests. We have also entered into indemnity agreements with each of our directors where we have agreed to indemnify each director to the full extent provided by applicable law and our bylaws as currently in effect.

Item No. 1
ELECTION OF DIRECTORS

General Information

Our Board of Directors is currently composed of nine directors divided into three classes. The members of each class are generally elected to serve three-year terms with the term of office of each class ending in successive years. Messrs. Haggerty, Russomanno, Taylor and White are the four directors serving in Class II with terms expiring at the 2010 Annual Meeting. Messrs. Haggerty, Taylor and White have been nominated by the Board of Directors for re-election as Class II directors for a three-year term at the Annual Meeting. In addition, Mark E. Lucas, our current President and Chief Operating Officer who will begin serving as our President and Chief Executive Officer on May 5, 2010, has been nominated by the Board of Directors for election as a Class III director for a one-year term at the Annual Meeting. Mr. Russomanno will not be standing for re-election at the Annual Meeting.

Each of the nominees standing for election has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute designated by the Board.

Each Class II nominee elected will hold office until the annual meeting of shareholders to be held in 2013 or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship becomes vacant due to his death or removal. The Class III nominee will hold office until the annual meeting of shareholders to be held in 2011 (when the terms of the other two Class III directors expire) or until his successor has been duly elected and qualified, unless prior to such meeting the director resigns or his directorship become vacant due to his death or removal.

Information Concerning Directors

All of our directors meet the expectations described in the section entitled “Director Nominations.” In addition, each director has a particular area of expertise that is of value to Imation and has led to the creation of a well-rounded Board of Directors. Included at the end of each director’s biography is a description of the particular experience, qualifications, attributes or skills that led the Board to conclude that each of our directors should serve as a director of Imation.

Director Nominees — Class II (Term Ending 2010)

Charles A. Haggerty	Charles A. Haggerty, age 68, has been Chief Executive Officer of LeConte Associates, LLC (a consulting and investment company) since June 2000. In June 1992, Mr. Haggerty became President and Chief Operating Officer and in July 1993, Chairman, President and Chief Executive Officer of Western Digital Corporation (a hard disk maker). Mr. Haggerty retired from Western Digital Corporation in June 2000. Prior to June 1992, Mr. Haggerty had a 28-year career with IBM Corporation (an information technology company), rising to the post of Vice President and General Manager of the worldwide OEM storage products business. Mr. Haggerty has been a director of Imation since October 2004. Mr. Haggerty is also a director of Pentair Corporation, Beckman Coulter, Inc., Deluxe Corporation and LSI Corporation. Mr. Haggerty brings to our Board his extensive experience in the information technology industry, including his experience in senior leadership positions such as chief operating officer and chief executive officer. He also has significant experience in the needs and concerns of public companies, having served on many company boards, including as chairman of various board committees. Mr. Haggerty also brings financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a large public corporation.

Glen A. Taylor	Glen A. Taylor, age 68, has been Chairman of Taylor Corporation (a holding company in the specialty printing and marketing areas) since 1975. In August 1994, he acquired the National Basketball Association Minnesota Timberwolves team, and in 1999 launched the WNBA women’s basketball team, the Minnesota Lynx. Mr. Taylor has been a director of Imation since May 2000. Mr. Taylor brings to our Board his broad experience in growing a multi-national corporation, including his skills in managing global operations and global expansion. He also has expertise and insights in growing a company through acquisitions.

Daryl J. White	Daryl J. White, age 62, has been retired since May 2001. From August 2000 until May 2001, Mr. White served as President and Chief Financial Officer of Legerity, Inc. (a supplier of data and voice communications integrated circuitry). Prior to such time, Mr. White served as the Senior Vice President of Finance and Chief Financial Officer of Compaq Computer Corporation (a computer equipment manufacturer) from 1988 until his retirement in May 1996. Mr. White has been a director of Imation since July 1996. Mr. White brings to our Board his extensive senior executive level experience in computer and technology related industries including both commercial and consumer products. Mr. White also provides financial expertise in dealing with accounting principles, evaluating financial results and overseeing the financial reporting process of a large public corporation.

Director Nominee — Class III (Term Ending 2011)

Mark E. Lucas	Mark E. Lucas, age 55, is President and Chief Operating Officer of Imation, a position he has held since March 2009. Effective as of May 5, 2010, Mr. Lucas will begin serving as President and Chief Executive Officer of Imation. Prior to joining Imation, Mr. Lucas served as Chairman and Chief Executive Officer of Geneva Watch Group (a privately held company that is a leading designer, manufacturer and distributor of watches, pens and clocks under both its own brand and licensed brands) from November 2005 to August 2008. Prior to that role, Mr. Lucas served as President and Chief Executive Officer of Altec Lansing Technologies (a manufacturer of consumer audio equipment) from June 2001 to August 2005. Mr. Lucas has also held executive management positions at Iomega Corporation (a data storage solutions company) from 2000 to 2001, The Gillette Company (a developer, manufacturer and seller of blades and razors, toiletries and cosmetics) from 1996 to 1999 and Duracell International Inc. (manufacturer and marketer of high-performance alkaline and other batteries)

from 1988 to 1996 and started his career at Nestle Corp. Mr. Lucas was a director of Imation from April 2007 to February 2009 and served as a member of Imation’s Audit and Finance Committee and Compensation Committee. Mr. Lucas resigned from the Board of Directors of Imation in connection with his appointment as President and Chief Operating Officer. Mr. Lucas’ resignation from the Board of Directors was a requirement of his employment. He is a director of Noble Biomaterials, Inc. a privately-held company. Mr. Lucas would bring to our Board his significant experience in consumer packaged brands and goods, electronics and data storage businesses across both business and retail channels. He has experience in managing businesses globally, including global supply chains and manufacturing operations and also has strong change management skills.

Board Members Continuing in Office — Class III (Term Ending 2011)

Linda W. Hart	Linda W. Hart, age 69, Non-Executive Chairman of the Board of Imation, has been Vice Chairman and Chief Executive Officer of Hart Group, Inc. (a diversified group of companies primarily involved in residential and commercial building materials) since 1990 and Vice Chairman, President and Chief Executive Officer since January 2008. Prior to joining Hart Group, Inc. in 1990, Ms. Hart was engaged in the private practice of law in Dallas, Texas. Ms. Hart has been a director of Imation since July 1996 and was elected Non-Executive Chairman in April 2007. Ms. Hart is also a director of each of the Hart Group companies: Hart Group, Inc., Rmax Operating, LLC and L&M Acquisitions, Inc. Ms. Hart also serves on the Board of Trustees for the Center for Strategic & International Studies, Washington, D.C.; the Women’s Leadership Board, Harvard University, Kennedy School of Government; and numerous other educational, civic and charitable institutions. Ms. Hart brings to our Board her experience and perspective as senior executive of a diversified group of companies. She also brings significant experience in corporate governance through her work as an attorney, which included consulting with the Securities and Exchange Commission and serving as Chairman of The New York Stock Exchange Legal Advisory Committee. She also has over 25 years of services as a director of various private and public technology, commercial and consumer companies which provides her the necessary skills to serve as our Non-Executive Chairman of the Board.

Raymond Leung	Dr. Raymond Leung, age 53, is Chairman and Chief Executive Officer of TDK China Co., Ltd., TDK Corporation’s subsidiary in China, a position he has held since 2005, Senior Vice President of TDK Corporation Japan, a position he has held since 2007, as well as Chairman of SAE Magnetics, a wholly owned subsidiary of TDK involved in the development, manufacture and sale of hard disk drive heads. He joined SAE Magnetics in 1981, which was later acquired by TDK in 1986. Dr. Leung has been an officer of TDK Corporation Japan since 2004.

Dr. Leung has been a director of Imation since November 2007. Dr. Leung is TDK Corporation’s nominee to serve on the Imation Board of Directors pursuant to the Investor Rights Agreement dated July 31, 2007 that Imation entered into with TDK in conjunction with Imation’s acquisition of the TDK Recording Media business. As a result of the TDK Recording Media business transaction, TDK became the largest shareholder of Imation. See “Information Concerning Solicitation and Voting-Related Person Transactions and Related Person Transaction Policy.” Dr. Leung brings to our Board his extensive experience in the data storage industry, including his experience in the development of new products and markets, especially in Greater China.

Board Members Continuing in Office — Class I (Term Ending 2012)

Michael S. Fields	Michael S. Fields, age 64, is the President and Chief Executive Officer of a KANA Software, Inc. (a privately held customer relationship management software and services company) since January 2010. Prior to this Mr. Fields was Chairman and CEO of KANA Software, Inc. (a publicly held software and services company) from September 2005 through December 2009 when the assets of KANA Software Inc. were purchased by a private equity firm. Also, since May 1997, Mr. Fields has been Chairman of The Fields Group (a management consulting firm). In June 1992, Mr. Fields founded Open Vision (a supplier of computer systems management applications for open client/server computing environments). Mr. Fields served as Chairman and Chief Executive Officer of Open Vision from July 1992 to July 1995 and continued to serve as Chairman of the Board until April 1997. Prior to such time, Mr. Fields held a number of executive positions at Oracle Corporation (an enterprise software company), including President of Oracle USA. Mr. Fields has been a director of Imation since January 1998. Mr. Fields has also been a director of SWK Holdings Inc. (formerly known as KANA Software Inc.), a publicly held company, since August 2005. Mr. Fields brings to our Board over 30 years of varied experience in high technology and computer related industries. He brings perspective both from his experience with a large multinational company and with a start-up company and new products, starting a software company focused on storage management.

Ronald T. LeMay	Ronald T. LeMay, age 64, has served as Chairman of Aircell Corporation (a designer, manufacturer and marketer of airborne telecommunication systems) since February 2010 and from July 2006 to July 2009. Mr. LeMay served as CEO of Aircell Corporation from July 2009 to February 2010. Mr. LeMay also served as Executive Chairman and as Chief Executive Officer of Last Mile Connections, Inc. (a network bandwidth exchange and solutions provider) from September 2005 and October 2006, respectively, until August 2009. Mr. LeMay has served as Chairman of October Capital (a private investment company) since February 2000 and Razorback Capital (a private investment company) since August 2006. Mr. LeMay serves in various board and executive capacities in the portfolio companies of October Capital and Razorback Capital. Mr. LeMay has also served as President and Managing Director of OpenAir Ventures (a venture capital firm formed to make early stage investments in wireless companies) since January 2010. Previously, Mr. LeMay served as Representative Executive Officer of Japan Telecom from November 2003 until the sale of the company in July 2004 and as President and Chief Operating Officer of Sprint Corporation from October 1997 until April 2003. Mr. LeMay has been a director of Imation since July 1996 (except for the period from August 5, 1997 to December 31, 1997). He is also a director of Allstate Corporation. Mr. LeMay brings to our Board his unique perspective gained from his executive leadership experiences in both a large public company and numerous start-up companies. Those experiences at different ends of the spectrum of company development provide him with a breadth of knowledge in dealing with growth and expansion of products and companies.

L. White Matthews, III	L. White Matthews, III, age 64, has been retired since September 2001. From July 1999 until September 2001, Mr. Matthews served as Executive Vice President and Chief Financial Officer of Ecolab, Inc. (a developer and marketer of cleaning and sanitizing products and services) as well as a member of its Board of Directors. Mr. Matthews was retired from May 1998 to July 1999. From February 1977 to May 1998, Mr. Matthews served in various financial positions with Union Pacific Corporation (a company involved in rail/truck transportation and oil/gas exploration and production). From November 1989 to May 1998 he was Executive Vice President and Chief Financial Officer of Union Pacific and he was a member of its Board of Directors from 1994 to 1998. Mr. Matthews has been a director of Imation since February 2003. He is a director of Matrixx Initiatives, Inc. and Chairman of the Board of Constar International Inc., both publicly held companies, and a director of PNC Mutual Funds, Inc., a privately-held company. Mr. Matthews brings to our Board his experience as a financial leader with a variety of executive positions and public company board experiences. Those experiences have provided him with significant depth and breadth of knowledge in dealing with complex financial and accounting matters, evaluating financial results, overseeing the financial reporting process of a large public corporation and the ability to serve as Chairman of our Audit and Finance Committee. Mr. Matthews also brings corporate governance expertise from his experiences on the board of directors of several public and privately-held companies and his experience in dealing with leadership and management in challenging times.

The Board of Directors recommends you vote FOR the election of each of the nominees as directors of Imation for the terms indicated above. Assuming the presence of a quorum, directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing four directors, the four nominees receiving the highest number of votes will be elected.

Our Guidelines contain a policy that in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election will promptly offer to tender his or her resignation. The Nominating and Governance Committee will promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority withheld vote, if known, and make a recommendation to the Board. The Board will act on the Nominating and Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision-making process and decision regarding whether to accept the director’s resignation offer (or the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission.

Item No. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit our consolidated financial statements for 2010. PwC has audited our financial statements since PwC was formed in 1998 by the merger of the accounting firms of Price Waterhouse LLP and Coopers & Lybrand L.L.P. Prior to the merger, Coopers & Lybrand L.L.P. audited our financial statements for the years 1996 and 1997. Representatives of PwC will attend the Annual Meeting and will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions.

Shareholder ratification of the appointment of PwC as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit and Finance Committee will reconsider whether or not to retain PwC. Even if the appointment is ratified, the Audit and Finance Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that a change would be in our best interest and in the best interest of our shareholders.

The Board of Directors recommends you vote FOR ratification of the appointment of the independent registered public accounting firm. The affirmative vote of the holders of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required for ratification of the appointment of the independent registered public accounting firm.

AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee of the Board of Directors (the “Committee”) is composed of non-employee directors, each of whom is independent as defined under the New York Stock Exchange listing standards and the rules of the Securities and Exchange Commission. The Committee operates under a written charter adopted by the Board of Directors which is available on our web site. The Committee has taken the following actions with respect to Imation’s audited financial statements for the year ended December 31, 2009:

•	The Committee has reviewed and discussed the audited financial statements with Imation management.

•	The Committee has discussed with PwC, Imation’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended

(AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

•	The Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Committee concerning independence and has discussed with PwC its independence from Imation. In connection with its review of PwC’s independence, the Committee also considered whether PwC’s provision of non-audit services during the 2009 fiscal year was compatible with the maintenance of its independence and determined that it was.

•	Based on the review and discussions described above, the Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

AUDIT AND FINANCE COMMITTEE
L. White Matthews, III, Chairman
Charles A. Haggerty
Ronald T. LeMay
Daryl J. White

AUDIT AND OTHER FEES AND
AUDIT AND FINANCE COMMITTEE PRE-APPROVAL POLICY

Audit and Other Fees

Following is a listing of the services provided by type and amount charged to us by PwC for fiscal years 2009 and 2008:

	Fiscal Year	Fiscal Year
	2009	2008

Audit Fees(1):
GAAP and statutory audits	$2,020,000	$2,463,000
Audit-Related Fees:
Services related to business transactions	$0	$42,000
Employee benefit plan audits	$78,000	$75,000
Attest services and other	$26,000	$73,000

Total Audit-Related Fees	$104,000	$190,000
Tax Fees (tax preparation, advice and consulting)	$134,000	$126,000
All Other Fees:
Financial training materials	$1,500	$2,000

(1)	Audit fees for the fiscal year ended December 31, 2009 are $2,020,000 of which an aggregate amount of $1,351,000 has been billed through December 31, 2009.

Audit and Finance Committee Pre-Approval Policy of Audit and Permissible Non-Audit Services

All the services provided by PwC are subject to pre-approval by the Audit and Finance Committee. The Audit and Finance Committee has authorized the Chairman of the Audit and Finance Committee to approve services by PwC in the event there is a need for approval prior to the next full Audit and Finance Committee meeting. The Chairman reports any pre-approval decisions to the Audit and Finance Committee at its next scheduled meeting.

With respect to each proposed pre-approved service, PwC provides back-up documentation as requested, including estimated fees regarding the specific services to be provided. The Audit and Finance Committee (or Chairman, as applicable) reviews the services and the estimated fees and considers whether approval of the proposed services will have a detrimental impact on PwC’s independence prior to approving any service. On at least an annual basis, a member of our management reports to the Audit and Finance Committee all audit and non-audit services performed during the previous twelve months and all fees billed by PwC for those services.

In fiscal 2009 and 2008, all audit services, audit-related services, tax services and those items described above under all other fees were pre-approved by the Audit and Finance Committee.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy:  Our executive compensation program is designed to:

•	attract and retain highly qualified key executives;

•	align our executive officers’ interests with the interests of shareholders; and

•	provide competitive total compensation.

We compensate our executive officers primarily through a combination of base salary, bonus and long-term incentive (“LTI”) equity compensation to meet those objectives, as well as through retirement benefits and certain other benefits described below. The Compensation Committee of our Board of Directors (the “Committee”) is responsible for establishing this executive compensation philosophy and administering each component of the executive compensation program. The Committee retains a nationally recognized outside compensation consultant to provide assistance to the Committee. The compensation consultant has been instructed to (i) assist in the development of the peer group of companies; (ii) provide advice on and comparisons to peer companies primarily in the areas of compensation philosophy, executive compensation market data, long and short-term incentive plan design and executive stock ownership; (iii) provide the Committee with information on legislative issues affecting compensation decisions; and (iv) prepare special analyses and reports as requested. In 2009, the Committee used Hewitt Associates1 as its compensation consultant. The Committee meets at least once per quarter, and more frequently if necessary, to perform its duties and responsibilities.

Upon receiving benchmark data from the Committee’s compensation consultant, our human resources personnel prepare all relevant data relating to compensation of the executive officers for the Chief Executive Officer (“CEO”) to review. The CEO, based on performance reviews and the compensation data presented to him, then prepares and presents his compensation recommendations for the executive officers other than the CEO to the Committee. Based upon the CEO’s recommendation, the Committee reviews and then sets the compensation for each of Imation’s executive officers other than the CEO. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the benchmark data from the Committee’s compensation consultant, the Committee reviews and recommends the CEO’s compensation to the independent members of the Board.

Targeted Total Compensation:  Our compensation setting process establishes targeted total compensation for each executive officer and then allocates that targeted compensation among three elements: base salary, bonus and LTI equity compensation.

Each February, the Committee reviews our executive compensation, with the goal of ensuring the appropriate mix of compensation linked to individual and corporate performance. The Committee seeks the advice and input of both its compensation consultant and Imation’s CEO. The Committee’s

1 Imation management engages Hewitt Associates for certain other compensation consulting; fees for services in 2009 were substantially less than $120,000.

compensation consultant compares the compensation of Imation’s executive officers to a group of peer companies as approved by the Committee and its total compensation survey of manufacturing and technology companies of relatively comparable size. The companies identified as a peer group for purposes of executive compensation comparison are determined by annual revenues, similar product lines and companies identified as competitors for purposes of executive talent. For 2009, the Committee’s compensation consultant identified, and the Committee approved, 18 peer companies (chosen from five categories based on the factors referenced above) for use in executive compensation reviews as follows:

Digital:	Talent Competitors:
• Nvidia Corp.	• Digital River Inc.
Flash and Storage:	• Garmin, Ltd.
• Dot Hill Systems Corp.	• Network Appliance Inc.
• Iron Mountain Inc.	• Plantronics Inc.
• Micron Technology Inc.	• Quantum Corp.
• SanDisk Corp.	• Quiksilver, Inc.
• Silicon Storage Technology, Inc.	SIC and Industry:
• Spansion Inc.	• Hutchinson Technology, Inc.
Semiconductor and Electrical:	• Perot Systems Corp
• LSI Logic Corp.
• Microchip Technology Inc.
• Qlogic Corp.

In determining compensation, the Committee considers all elements of an executive’s compensation package including base salary, annual bonus, LTI equity compensation, retirement plans, other compensation and benefits, and potential severance payouts. This information is provided to the Committee by our human resources personnel in a summary format for each executive. The Committee focuses on base salary, annual bonus and LTI equity compensation in determining annual total compensation. The Committee considers the other items to be important elements of a competitive compensation package and reviews them regularly but does not consider them significant factors in determining annual total compensation.

The Committee’s executive compensation guidelines (“Guidelines”) generally target our executives’ total compensation package to be between the 50th and 65th percentile of current market data. The Guidelines also list other factors which may be taken into account including: level of experience, market environment, strategic direction of Imation, criticality of the executive’s position, unique skills of the executive, retention concerns, internal equity (the relative value of the executive’s position as compared to his or her executive peers). The Guidelines provide that experienced executive officers who continue to deliver excellent performance could be paid total compensation up to the 75th percentile, or in very rare circumstances above the 75th percentile, of their market data, while still considering the factors described above. The Guidelines also address total compensation for newly-promoted or newly-hired executives which is generally targeted at the 25th percentile of their market data, with the objective to move executives who deliver high performance to the 50th percentile within two to five years, while still considering the factors described above. Except for Mr. Russomanno and Mr. Lucas, all of our named executive officers have more than five years of experience in their current position.2 Mr. Russomanno was elected CEO in April 2007 (after being named Acting CEO in

2 Jacqueline Chase, former Vice President, Human Resources, was separated from our Company in 2009. She was not included in the Committee’s compensation discussions for 2009 and is therefore excluded from the discussion below. She is included in the Summary Compensation Table due to the fact that payments owed to her under her Severance Agreement with us made her total compensation from us high enough to be included in the Summary Compensation Table, in accordance with SEC rules.

November 2006), and Mr. Lucas was hired as President and Chief Operating Officer in March 2009. Mr. Russomanno had significant prior experience with Imation and Mr. Lucas had significant executive level experience prior to joining Imation and experience with Imation as a member of the Board of Directors (and a member of our Audit and Finance and Compensation Committees) from April 2007 to February 2009. Mr. Russomanno’s total compensation is within the target range established for newly-promoted executives. Mr. Lucas’ total compensation significantly exceeds the target range for newly-hired executives reflecting his extensive executive management experience prior to joining Imation and his experience with Imation as a member of the Board of Directors. The aggregate total compensation for the other three named executive officers was within the guidelines set out above and averaged at the 51st percentile of current market data.

The Committee’s compensation consultant makes available peer group and market data for the individual elements of compensation (base salary, bonus and LTI equity compensation) at the 25th, 50th and 75th percentile. This market data is provided to the Committee as a general reference point in making the compensation recommendations and decisions. However, the Committee does not set target ranges based on this benchmark data for the individual elements of compensation (e.g., base salary, bonus and LTI). As described above, the Committee uses the target ranges for total compensation in measuring how the total compensation package relates to the total compensation peer group data.

Under our current compensation program, the mix of base salary, bonus and LTI equity compensation varies depending upon the position held by the executive. In allocating compensation among these elements, we believe that the compensation of our executive officers — the levels of management having the greatest ability to influence Imation’s performance — should be predominately performance-based. We provide incentives for our executive officers to take appropriate action to generate returns for our shareholders and to be rewarded according to our performance. A result of using both long- and short-term incentives (and stock ownership guidelines described below) is that we believe our executive compensation program does not encourage our executives to take unreasonable risks relating to our business. For 2009, the three components of compensation were allocated approximately as follows: for Frank Russomanno, our CEO: base: 29%, bonus: 27%, equity: 44%; for Mr. Zeller, our CFO: base: 41%, bonus: 22%, equity: 37%; for Mr. Lucas, our President and Chief Operating Officer: base: 22%, bonus: 13%, equity: 65% (the high proportion of equity reflects Mr. Lucas’ new hire grant); and for the other two named executive officers: base: 49%, bonus: 22%, equity: 29%.

Base Salaries:  We use base salary to recognize individual performance, level of responsibility and scope and complexity of the position of the executive officers. The CEO evaluates executive management against (i) their performance objectives for the year, (ii) their current compensation level relative to total compensation target ranges and individual reference points described above and (iii) the other Imation specific factors described in the executive compensation guidelines above. The CEO makes recommendations to the Committee for our executive officers other than the CEO based on an evaluation of each executive officer against these standards. The Committee reviews the recommendations and the underlying basis for those recommendations, and approves base salaries for each executive officer, except the CEO. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the benchmark data from the Committee’s compensation consultant, the Committee reviews and recommends base salary for the CEO to the independent members of the Board. The approved annual base salary increases are effective on or about May 1 each year. For 2009, the Committee decided that base salaries should remain the same as for 2008 for all executive officers other than the CEO (and recommended the CEO’s base salary should remain the same to the independent members of the Board) as part of a 2009 one-time wage freeze for all employees, including executive officers. This wage freeze was an element of a broad range of cost saving measures taken by Imation. We believe that base salaries for Imation’s executive officers are positioned at competitive levels within our executive compensation guidelines.

Bonuses:  We believe that compensation should focus our executive management on achieving short-term (annual) performance in a manner that supports Imation’s long-term success and profitability. We also believe that wherever possible, all non-sales commissionable employees should be rewarded based on the same company-wide performance criteria. Therefore, our practice is to award cash bonuses each January based upon annual performance objectives for Imation for the previous calendar year to all eligible employees, including our executive officers, through our Annual Bonus Plan (“ABP”). The Committee approves an annual target bonus amount, which ranges from 3% to 100% of base salary, for all participating non-sales commissionable employees, based on career level. In determining the target bonus amount for the executive officers, the Committee reviews the bonus percentage with reference to the factors set forth in the Guidelines (including benchmark data from the peer group), and for executive officers other than the CEO, recommendations by the CEO. The Committee’s determination of the target bonus amount for the CEO is made with input from its compensation consultant regarding market data from the peer group and a review of appropriate bonus level based on CEO experience and is recommended to the independent members of the Board for approval. For 2009, the Committee decided to reduce the target bonus amount for 2009 by 10% for all executive officers other than the CEO (and recommended a 10% reduction for the CEO to the independent members of the Board) as part of a 2009 one-time target bonus amount reduction for all employees, including executive officers. This target bonus amount reduction was an element of a broad range of cost saving measures taken by Imation. The target bonus amounts for executive officers ranged from 36% of base salary to 90% of base salary for the CEO after taking into account the 10% reduction approved by the Committee and the independent members of the Board.

Additionally, the Board approves the financial performance targets for Imation as a whole as part of its review of executive management’s annual operational plan. The financial targets are based upon achievement of certain levels of performance at a minimum or threshold level, a target level and a maximum or stretch level. The financial performance for 2009 was measured against operating income targets and free cash flow targets (cash flow from operating activities less capital spending, restructuring expenses and associated cash flow and without impact from cash payment or refund of income taxes). We chose these targets for 2009 because we believed they should be the key metrics in measuring our 2009 financial performance. We eliminated the revenue targets used in previous corporate annual bonus plans for the 2009 ABP because we believed our primary focus for 2009 should be on profitability rather than revenue. The targets for 2009 were as follows (dollars in millions): 50% Threshold: operating income: $4.3, cash flow $22.0; 100% Target: operating income: $11.5, cash flow $32.0; 150% Maximum: operating income: $18.8, cash flow $42.0. The 2009 ABP weighted these two targets as follows for the corporate bonus plan: operating income 50% and cash flow 50%. Imation must achieve the threshold level of operating income before any payout is made under the ABP. If the threshold level of operating income is met, then each target is reviewed individually to determine what performance percentage was reached, which is then multiplied by the weighting for each target to determine the total bonus payout. At threshold performance for each factor, a 50% payout of each employee’s annual targeted bonus-percentage would be payable and at the maximum performance for each factor 150% would be payable. Based on performance against each factor, if bonuses are paid, bonuses can be payable at any percentages between 50% and 150% of the target levels. These performance-based annual bonuses can be highly variable from year to year and are typically based on the base salary and bonus percentage in effect for each individual as of December 31 of the year for which the bonus is being paid. A bonus level for an individual can change based on a promotion during the year, and for executive officers, the bonus percentage may be prorated based on the date of promotion.

For 2009, the named executive officers could earn cash bonuses up to the following amounts (reflecting the 10% reduction for 2009):

	Bonus at Threshold		Bonus at Maximum
	Performance Level	Bonus at Target	Performance Level
Executive Officer	(50% of Target)	Performance Level	(150% of Target)

Frank P. Russomanno	45% of Base Salary	90% of Base Salary	135% of Base Salary
Paul R. Zeller	27% of Base Salary	54% of Base Salary	81% of Base Salary
James C. Ellis	22.5% of Base Salary	45% of Base Salary	67.5% of Base Salary
Mark E. Lucas(1)	28.6% of Base Salary	57.2% of Base Salary	85.8% of Base Salary
John L. Sullivan	22.5% of Base Salary	45% of Base Salary	67.5% of Base Salary

(1)	Mr. Lucas’ bonus opportunity is pro-rated from his hire date of March 17, 2009. His annualized bonus percentages would have been 36% of Base Salary, 72% of Base Salary and 108% of Base Salary, respectively.

In October 2009, the Board reviewed the impact of the settlement of our litigation with Philips on the financial performance targets of our ABP. (See Item 3 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for details on the Philips litigation and settlement.) The settlement payments were not considered in determining the financial performance targets described above since at the time of their approval by the Board, the chances of settlement of the Philips litigation were viewed as not probable. The litigation was settled in July 2009. The Board in its discretion determined that it would be appropriate to exclude the one-time charge and related cash associated with the Philips litigation settlement in measuring the attainment of the financial performance targets (and in determining any payout under the ABP) based on the past practice of excluding one-time special items (such as restructuring) from the calculation of the ABP. However, the Board also determined that any benefits related to the discontinuation of the litigation (such as elimination of the related legal expenses) should be excluded for the purpose of measuring the attainment of the financial performance targets under the ABP.

For 2009, Imation’s corporate performance was above the threshold target with respect to our operating income and cash flow goals. Based on Imation’s 2009 results, Imation achieved an ABP payout of 135.1% of the target bonus amount. The amount of the bonus for each of the named executive officers, paid in January 2010, is provided in the Summary Compensation Table.

LTI Equity:  We believe that equity compensation is the most effective means of creating a long-term link between the compensation provided to executive officers and the interests of shareholders. As Imation continues its transformation to a brand and product management company, the Committee believes that it is even more critical to ensure long-term motivation for its executive officers. Our LTI equity compensation consists of a combination of non-qualified stock options and shares of restricted stock.

Our standard stock option awards vest 25% on each anniversary of the grant and have a term of ten years from the grant date. Stock options provide a return to the employee if he or she remains an Imation employee until the options have vested, and then only if the market value of the stock appreciates over the grant price during the term of the option. Our standard restricted stock grants also typically vest 25% per year over a four-year period. Restricted stock provides a return to the employee only if he or she remains an Imation employee until the restricted stock has vested, and can provide additional returns if the market value of the stock appreciates over the price at the grant date. Restricted stock can also depreciate from the value calculated at the grant date if the price at vesting is less than the price at the grant date.

Our practice for determining equity grants to executive officers other than the CEO, as approved by the Committee, is to first determine the value of compensation that should be provided as equity, based on the individual performance, level of responsibility, scope and complexity of the position of the executive officers and the factors described above in the executive compensation guidelines.

Subsequent to that determination, our practice is to have the CEO make recommendations to the Committee, for executives other than the CEO, in stock options and shares of restricted stock that have an estimated fair market value equal to that target amount on the date of grant. For the CEO, based on a review of the CEO’s performance by the Nominating and Governance Committee (which is shared with the Committee) and the benchmark data from the Committee’s compensation consultant, the Committee’s practice is to review and recommend equity grants for the CEO to the independent members of the Board. For all executives other than the CEO, Chief Operating Officer and Chief Financial Officer, the value of the equity is split with 50% of the value granted as stock options and 50% of the value granted as restricted stock. In May 2009, the Committee determined that the fair market value split for the CEO, COO and CFO should be 75% stock options and 25% restricted stock to better align the most strategic decision makers with the interests of shareholders in improving the stock price, linking more of the at risk compensation to long-term stock price improvement. The Committee’s compensation consultant determines the value of the stock options and restricted stock using its modified Black-Scholes valuation model and an average price for a determined period, as established by the Committee, to determine the approximate number of shares to be granted. The exact number of shares is determined based on the compensation consultant’s valuation model and the closing price on the date of grant.

In determining the target value of the equity grants for 2009, the Committee reduced the target amount by 40% from the peer group and market data median reference point for LTI equity compensation for 2009 for all executive officers other than the CEO (and recommended a 40% reduction for the CEO to the independent members of the Board) as part of a 2009 one-time target equity amount reduction for all employees, including executive officers. This target equity amount reduction was an element of a broad range of cost saving measures taken by Imation.

With the exception of promotions and new hires, the CEO reviews the proposed awards during the February Committee and Board meetings and the awards are finalized and granted at the May Committee and Board meetings. This timing was selected because it enables us to consider prior year performance by Imation and the potential recipients and our expectations for the current year. The Committee and Board meeting schedule is determined at least a year in advance, and the proximity of any awards to earnings announcements or other market events is coincidental. Except in the case of new hires, the grant date of stock options and restricted stock is the date of the approval of the grants. For new hires, equity awards are granted the first Monday of the month following the hire date. The exercise price of stock options is the closing price of the underlying common stock on the grant date.

2009 Compensation: As a result of the processes described above, the Committee made the following compensation decisions for 2009 with respect to base salary and bonus based on a review of the named executive officers’ performance, the executive compensation guidelines and peer group compensation:

•	Frank Russomanno: The Committee made no adjustment to Mr. Russomanno’s base salary or his target bonus percentage (other than the one-time 10% cost-saving reductions). As shown in the Summary Compensation Table, Mr. Russomanno’s salary and bonus compensation in 2009 were higher than our other named executives. The Committee believes that the difference in compensation is appropriate due to the level of overall responsibility of our CEO for the business and operations of Imation compared to our other executive officers and is consistent with higher comparative market data for the CEO position. Mr. Russomanno’s total compensation was slightly less than Mr. Lucas’, due to the equity grant made to Mr. Lucas at the time of his hiring in March 2009.

•	Mark Lucas: The Committee determined that no adjustment would be made to Mr. Lucas’ base salary or his target bonus set when he was hired in March 2009 (other than the one-time 10% cost saving reductions). The process to determine Mr. Lucas’ compensation on his initial hire was in line with the process described above. Mr. Lucas’s total compensation was the highest of all of the named executive officers due to the equity grant that was made at the time of his hiring in March 2009. The Committee believes that based on Mr. Lucas’ experience and the comparative market data the equity grant made at the time of hiring was appropriate.

•	Paul Zeller, James Ellis and John Sullivan: The Committee made no adjustment to either the base salary or target bonus percentage (other than the one-time 10% cost saving reductions) for these named executive officers.

The Committee, and in the case of the CEO, the independent members of the Board, also granted stock options and restricted stock as described in the table “Grants of Plan-Based Awards.” The May grants were the annual equity grants made as part of the process described above. Mr. Lucas’ grant was made in connection with his employment by Imation in March 2009 and was made prior to the Committee’s decision to have the value of equity grants split 75% stock options and 25% restricted stock for the CEO, COO and CFO as described above.

Stock Ownership Guidelines:  The Committee has approved stock ownership guidelines as a multiple of base pay for executive management as follows: CEO (3x), Chief Operating Officer and CFO (2x) and Vice Presidents (1x). Executives are generally required to achieve their ownership within five years from the date they become subject to the guidelines. If an executive’s stock ownership guideline increases because of a promotion to a higher-level position, the five-year period to achieve the incremental guideline begins in January following the year of the promotion. We include personal holdings, including vested restricted stock and 401(k) Plan holdings and excluding unvested restricted stock and unexercised options, to determine if the stock ownership guidelines are met.

Due to the unfavorable global economic conditions in 2008 and 2009 and the related decline in Imation’s stock price, the three executive officers that marked their 5-year target date in 2009 did not meet the stock ownership guidelines. In February 2010, the Committee reviewed the executive stock ownership guidelines and decided to add an alternative basis for determining compliance to address the effect of market fluctuations in our stock on the ability of executives to comply with these guidelines. The value of an executive’s ownership is now calculated two ways, based on (1) the current market value and (2) the value at the time the executive became subject to the executive stock ownership guidelines. An executive would be in compliance if the executive meets the guidelines under either calculation. Based on the new calculation methodology, the three executive officers that marked their 5-year target date in 2009 met the stock ownership guidelines.

Recoupment or Clawback Policy.  In May 2008, the Committee approved a recoupment or clawback policy pursuant to which each of our officers would be required, at the request of the Committee, to repay or return certain cash bonus payments and stock incentives in the event of a restatement of a financial statement caused, or partially caused, by such officer’s intentional misconduct. The recoupment applies to amounts received under our ABP and to stock option grants and restricted stock awards and is specifically set forth in ABP documents and in officer stock option and restricted stock agreements beginning in 2008.

Severance Benefits:  We believe that companies should provide reasonable severance benefits to executive officers to reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. We also believe severance benefits are an important part of our overall compensation philosophy and are needed in order to attract and retain highly qualified key executives and provide competitive total compensation. In late 2005 through early 2006, the Committee reviewed certain aspects of our existing severance agreements, including the change of control and payment provisions. The Committee’s compensation consultant at that time provided guidance on current practices in termination provisions and payment terms, including information on trends among comparable companies generally in this area and guidance from institutional shareholder and shareholder advocacy groups. The Committee also had assistance from outside legal advisors with respect to these practices. Based on that review, the Committee approved the severance agreement used by us in February 2006. Certain additional changes to the severance agreement were made in November 2007, primarily to ensure that the severance agreement is in compliance with Section 409A of the Internal Revenue Code relating to deferred compensation. The Committee considers severance benefits to be an important element of a competitive compensation package but does not consider severance benefits to be a significant factor in determining annual total compensation. We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table.

The severance agreements provide certain benefits upon termination of employment depending on the circumstances of termination, excluding, for example, termination for Cause (as defined in the severance agreement) and including a change of control. The Committee believes that it is important to protect our executive officers in the event of a change of control. Further, it is the Committee’s belief providing change of control benefits should eliminate or reduce the reluctance of executive management to pursue potential change of control transactions that may be in the best interests of shareholders. The severance agreements with our executive officers contain a “double trigger” for change of control benefits, which means that there must be both a change of control and a termination of employment for the provisions to apply. The Committee believes the “double trigger” is more appropriate than a “single trigger” because it prevents unnecessary payments to executive officers in the event of a change of control in which the executive officer’s employment is not terminated.

For details on the terms of the severance provisions in the severance agreements and the amounts each executive officer would have received under the applicable agreement based on a hypothetical termination date of December 31, 2009, see “Severance Agreements with Named Executive Officers.”

Retirement Plans:  The Committee believes that retirement plan benefits are important for employee retention and to be competitive in the marketplace. Imation provides the following retirement plans for U.S.-based employees:

•	a 401(k) Plan which provides that eligible employees can contribute up to 60% of pay (up to the IRS limit of $16,500, plus an additional $5,500 for employees who have attained age 50). From July 1, 1996 to December 31, 2008, Imation matched 100% of employee contributions up to 3% of compensation plus 25% of employee contributions between 3% and 6% of compensation. Beginning January 1, 2009, the 401(k) Plan was changed to a “safe harbor” design provided under the Internal Revenue Code. We changed the 401(k) Plan to the safe harbor design so the plan would automatically pass certain non-discrimination tests required in order for the 401(k) Plan to continue its tax qualified status under the Internal Revenue Code. Under the safe harbor design, the matching contribution formula changed to 100% of employee contributions up to 3% of compensation plus 50% of employee contributions that are between 3% and 5% of compensation. As a one-time cost saving measure for 2009, the 401(k) Plan matching formula was reduced by 50% effective April 1, 2009 to 50% of employee contributions up to 3% of compensation plus 25% of employee contributions that are between 3% and 5% of compensation. This reduction in the matching formula eliminated the “safe harbor” plan design and subjected the plan to non-discrimination testing in 2009. The maximum matching contribution per employee for 2009 is $6,125. Each named executive officer contributed an amount sufficient to receive the maximum matching contribution, except for Mr. Lucas who did not enroll in the 401(k) Plan until mid-year. The amount of the matching contribution is provided in the Supplemental All Other Compensation Table. Matching contributions are made in the form of Imation stock and are immediately vested.

•	a qualified defined benefit pension plan under which Imation contributes 6% of each employee’s eligible compensation into the Cash Balance Defined Benefit Pension Plan each year up to the qualified plan compensation limit ($245,000 in 2009). In addition, certain employees who were employed by 3M Company when Imation was spun off in 1996 retain the right to accrue additional benefits in the Cash Balance Defined Benefit Pension Plan.

•	a non-qualified supplemental retirement plan under which Imation allocates 6% of each employee’s eligible compensation each year above the compensation that can be considered under the qualified Pension Plan due to IRS limits ($245,000 in 2009).

Additional details regarding all of the Imation retirement plans are provided in the section entitled “Compensation under Retirement Plans.” Certain changes were made to the 401(k) Plan and Cash Balance Defined Pension Plan for 2010. See “Other Significant Compensation Decisions.”

Other Compensation and Benefits:  The CEO annually reviews with the Committee the perquisites that executive officers receive. The primary perquisites available to executive officers that are not available to all employees include the reimbursement of up to $2,500 per year for personal tax return preparation (grossed-up to cover the taxes on the reimbursed amount), the payment of premiums on an executive life insurance policy (grossed-up to cover the taxes on the amount), and the payment of costs associated with a comprehensive annual medical exam not covered under our medical plan. We believe that good tax preparation by experts reduces the amount of time and attention that executive officers must spend on that exercise and reduces the risk of any personal tax issues. The existence of an executive life insurance policy, targeting four times base pay while the executive is working, helps ensure the executive officer’s family is properly provided for in the event of an untimely death. The executive medical exam plan helps ensure the health and availability of our executive officers over the long-term. The perquisites provided are below the median level of those provided at our peer group of companies.

Executive officers participate in Imation’s other benefit plans on the same terms as other employees. These plans include medical, dental, life, disability and vision insurance and legal services as well as a flexible spending account and paid time off programs.

Other Significant Compensation Decisions:  In January and May 2009, the Committee reviewed the peer group of companies for executive compensation. Due to changes with respect to certain of the companies, such as privatization and acquisition and the Committee’s desire to include more consumer electronics companies, the Committee’s compensation consultant proposed a new peer group. After certain suggestions from the Committee, a new peer group of 28 companies was chosen to be used for 2010 compensation decisions. The group is comprised of:

Digital:	Semiconductor and Electrical:
• Nvidia Corp.	• LSI Logic Corp.
• Western Digital Corp.	• Microchip Technology Inc.
Consumer Electronics:	• Qlogic Corp.
• Altera Corp.	Talent Competitors:
• Echostar Corp.	• Digital River Inc.
• Lexmark International Corp.	• Garmin, Ltd.
• Netgear Inc.	• Harman International Industries Inc.
• Palm, Inc.	• Network Appliance Inc.
• Research in Motion Ltd.	• Overland Storage Inc.
Flash and Storage:	• Plantronics Inc.
• Dot Hill Systems Corp.	• Quantum Corp.
• Iron Mountain Inc.	• Quiksilver, Inc.
• Micron Technology Inc.	SIC and Industry:
• SanDisk Corp.	• Hutchinson Technology, Inc.
• Silicon Storage Technology, Inc.	• Logitech International
• Spansion Inc.	• Perot Systems Corp

In August 2009, management and the Committee agreed to changes in both the 401(k) and Cash Balance Pension Plans effective January 1, 2010. These changes resulted from a desire to reduce the volatility of our Pension Plan expense and to more closely align our retirement benefit design with that of our peer companies. Specifically, we:

•	Reduced benefit accruals under both the Pension Plan and Non-Qualified Pension Plan from 6% to 3% of each employee’s eligible compensation,

•	Eliminated eligibility in both the Pension Plan and Non-Qualified Pension Plan for all new hires and rehires beginning January 1, 2010, and

•	Reinstated the 401(k) Plan “safe harbor” design in effect from January 1, 2009 to March 31, 2009, including the safe harbor matching contribution formula described in the “Retirement Plans” section.

In November 2009, the Board of Directors approved the design and categories of financial performance targets for the 2010 Annual Bonus Plan. As in 2009, the payout of bonuses for 2010 will be derived through achievement of certain levels of Board approved performance targets for operating income and free cash flow. In February 2010, the Board determined to review the categories of financial performance targets based on Imation’s full year 2009 performance and decided to add an additional component to the 2010 Annual Bonus Plan based on gross margin dollars for selected product categories.

After reviewing our 2009 year-to-date performance and 2010 operational plan and considering the Committee’s compensation consultant’s marketplace updates, the Committee determined that for 2010 the base salary freeze would be lifted and the 10% ABP target bonus reduction would be removed. In addition, the Committee is currently evaluating the structure of the LTI equity program.

On March 14, 2010, the Board of Directors appointed Mark E. Lucas to serve as our President and Chief Executive Officer effective immediately following the Annual Meeting . In connection with the changes in Mr. Lucas’ responsibilities, the Board of Directors approved the following changes to Mr. Lucas’ compensation, effective May 5, 2010: (1) a $95,000 increase in annual base salary, bringing his total annual base salary to $720,000 per year and (2) a 90% target bonus under the 2010 ABP for the period from May 5, 2010 through December 31, 2010, which will be an increase from his current 80% target bonus for the period from January 1, 2010 through May 4, 2010. The Board of Directors also approved a long-term equity award for Mr. Lucas with a value of $1,018,309, calculated under a modified Black-Scholes valuation model, to be granted on May 4, 2010, at the same time the long-term equity awards for other executives are granted, in a combination of 75% stock options and 25% restricted stock.

Deductibility of Executive Compensation:  Section 162(m) of the Internal Revenue Code limits Imation’s ability to deduct, for federal income tax purposes, certain compensation (which is not performance-based) in excess of $1 million per year paid to executive management personnel. The tax law exempts from this rule compensation resulting from the exercise of stock options granted under the conditions specified in the regulations. Under Imation’s stock incentive plans, compensation deemed paid to an executive officer when he or she exercises an outstanding option qualifies as performance-based compensation which will not be subject to the $1 million limitation. For fiscal year 2009, the compensation paid to Mr. Russomanno was slightly more than the Section 162(m) limit. The Committee has reviewed, and will continue to review as circumstances change, the effects of the Section 162(m) limit on the deductibility of amounts paid under Imation’s compensation programs.

Conclusion:  Imation and the Committee believe Imation’s compensation policies and practices are appropriately designed to meet Imation’s stated objectives and fully support our overall compensation philosophy and business objectives.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in Imation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

COMPENSATION COMMITTEE
Daryl J. White, Chair
Michael S. Fields
Linda W. Hart
L. White Matthews, III
Glen Taylor

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The table below shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2009, each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2009 and one additional individual for whom disclosure would have been provided but for the fact the individual was not serving as an executive officer at the end of 2009.

Summary Compensation Table

							Change in
							Pension
							Value and
							Non-Qualified
					Option	Non-Equity	Deferred
			Bonus ($)	Stock	Awards	Incentive Plan	Compensation	All Other
Name and Principal Position	Year	Salary ($)	(1)	Awards ($)(2)	($)(3)	Compensation ($)(4)	Earnings ($)(5)	Compensation ($)(6)	Total ($)

Frank P. Russomanno	2009	720,014	0	318,091	715,661	875,448	91,211 (7)	28,489	2,748,914
Vice Chairman and Chief	2008	687,129	350	1,060,538	852,860	0	89,882 (7)	79,746	2,770,505
Executive Officer	2007	625,012	0	0	0	0	92,762 (7)	38,299	756,073
Paul R. Zeller	2009	394,008	0	107,525	241,924	287,439	32,687	23,725	1,087,308
Senior Vice President and	2008	386,392	0	358,459	288,290	0	31,696	49,316	1,114,153
Chief Financial Officer	2007	365,238	0	290,044	290,002	0	41,282	30,407	1,016,973
James C. Ellis(8)	2009	264,325	0	89,590	67,199	160,693	26,620 (7)	14,166	622,594
Vice President, Strategy and M&A
Mark E. Lucas(8)	2009	490,394	0	1,074,854	737,434	483,029	26,708	49,185	2,861,604
President and Chief Operating Officer
John L. Sullivan	2009	380,007	0	143,353	107,526	231,021	34,893	25,731	922,531
Senior Vice President, General	2008	372,738	100	238,973	192,193	0	33,952	39,597	877,553
Counsel and Secretary	2007	351,622	0	192,611	192,501	0	41,468	27,315	805,517
Jacqueline A. Chase(9)	2009	142,193	0	0	0	0	41,211	492,116	675,519
Former Vice President,	2008	302,721	0	179,230	144,157	0	29,104	41,258	696,470
Human Resources	2007	291,929	0	335,907	160,016	0	35,957	26,769	850,578

(1)	The amount shown for 2008 is a 35 year service award (including service credit for service with 3M) for Mr. Russomanno and a 10 year service award for Mr. Sullivan. We award annual bonuses solely based on our achievement of certain performance targets. Accordingly, annual bonus amounts are provided in the Non-Equity Incentive Plan Compensation column of this table.

(2)	The grant date fair value of the restricted stock is equal to the closing stock price of $8.36 for the April 6, 2009 grant, $10.19 for the May 5, 2009 grant, $24.09 for the May 7, 2008 grant, and $37.59 for the May 9, 2007 grant.

(3)	In accordance with Finance Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”), we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: Options granted on April 6, 2009: risk free rate: 1.914%; expected life: 5.10 years; volatility: 39.27%; and dividend yield: 0%; resulting in a grant date fair value of $3.13 per share; options granted on May 5, 2009: risk free rate: 2.188%; expected life: 5.50 years; volatility: 41.88%; and dividend yield: 0%; resulting in a grant date fair value of $4.22 per share; options granted on May 6, 2008: risk free rate: 3.120%; expected life: 5.10 years; volatility: 30.93%; and dividend yield: 2.66%; resulting in a grant date fair value of $5.91 per share; and options granted on May 9, 2007: risk free rate: 4.587%; expected life: 5.24 years; volatility: 29.10%; and dividend yield: 1.70%; resulting in a grant date fair value of $10.96 per share.

(4)	The amounts shown are cash payments payable to the named executive officers under our ABP. See “Compensation Discussion and Analysis-Bonuses.”

(5)	The amounts in this column represent changes in pension value. There are no non-qualified deferred compensation earnings for any of the named executive officers. The 2009 present value of our pension plans was calculated using the assumptions described in the Pension Benefits Table. See “Compensation Under Retirement Plans.” The 2008 present value of our pension plans was calculated using a discount rate of 5.75%; an interest crediting rate of 4.75%; the years to age 65 for each named executive officer as follows: Mr. Russomanno: 3.6667; Mr. Zeller: 16.3333; Mr. Sullivan: 10.5; and Ms. Chase: 9.6667 and the following present value factor: Mr. Russomanno: 0.9658; Mr. Zeller: 0.8563; Mr. Sullivan: 0.9051; and Ms. Chase: 0.9122. The 2007 present value of our pension plans was calculated using a discount rate of 6.00%; an interest crediting rate of 5.00%; the years to age 65 for each named executive officer as follows: Mr. Russomanno: 4.6667; Mr. Zeller: 17.3333; Mr. Sullivan: 11.5; and Ms. Chase: 10.6667 and the following present value factor: Mr. Russomanno: 0.9567; Mr. Zeller: 0.8485; Mr. Sullivan: 0.8967; and Ms. Chase 0.9038.

(6)	The items for 2009 that make up the amounts in this column are described in the Supplemental All Other Compensation Table below.

(7)	$28,249 of this amount for 2009, $30,270 of this amount for 2008, and $14,328 of this amount for 2007 is related to Mr. Russomanno’s and $5,289 of this amount for 2009 is related to Mr. Ellis’ benefit from their service at 3M Company. See “Compensation under Retirement Plans.”

(8)	Mr. Ellis and Mr. Lucas were not named executive officers in 2008 or 2007, therefore their information is only provided for 2009.

(9)	Ms. Chase left Imation effective May 29, 2009 and is included in the table pursuant to SEC rules.

Supplemental All Other Compensation Table

			Registrant
			Contributions to		Dividends or
	Perks and Other		Defined		Earnings on Stock	Severance
	Personal Benefits	Tax Reimbursements	Contribution	Insurance Premiums	or Option Awards	Payment
Name	($)	($)(1)	Plans ($)(2)	(Executive Life) ($)	($)(3)	($)

Frank P. Russomanno	895	435	6,125	0	21,034	0

Paul R. Zeller	2,500	1,909	6,125	1,429	11,762	0

James C. Ellis	2,000	1,721	6,125	1,311	3,009	0

Mark E. Lucas	25,851 (4)	20,050	466	2,818	0	0

John L. Sullivan	2,500	3,897	6,125	5,521	7,688	0

Jacqueline A. Chase	2,500	2,165	6,125	1,957	5,719	473,650 (5)

(1)	These amounts represent a gross-up for taxes for all the named executive officers, except Mr. Lucas, on the payment for tax preparation services, a gross-up for taxes for all the named executive officers, except Mr. Russomanno, on the payment for insurance premiums, and a gross-up for taxes for Mr. Lucas on the payment of relocation expenses. The amount paid for tax preparation services is included in the column entitled “Perks and Other Personal Benefits.” The amount paid for insurance premiums is included in the column entitled “Insurance Premiums (Executive Life).” The amount paid for relocation for Mr. Lucas is in the column entitled “Perks and Other Personal Benefits.”

(2)	The amount shown is the value of our contributions of common stock to the accounts of the named executive officers under our 401(k) Plan.

(3)	For each named executive officer, the amount represents dividends paid on the vesting of restricted stock in 2009. The value of dividends on unvested restricted stock is not included by Imation in the calculation of grant date fair value under FASB ASC Topic 718.

(4)	This amount is for Mr. Lucas’ relocation expenses.

(5)	See “Severance Agreements with Named Executive Officers” for a detailed description of severance benefits.

Grants of Plan-Based Awards

The following table summarizes the 2009 grants of equity and non-equity plan-based awards made to each of the named executive officers in the Summary Compensation Table.

Grants of Plan-Based Awards

			Estimated Future Payouts Under Non-
			Equity Incentive Plan Awards(1)						Grant
						All	All Other		Date
						Other	Option		Fair
						Stock	Awards:	Exercise	Value of
						Awards:	Number of	or Base	Stock
						Number of	Securities	Price of	and
						Shares of	Underlying	Option	Option
						Stock or	Options	Awards	Awards
Name	Grant Date	Approval Date(2)	Threshold ($)	Target ($)	Maximum ($)	Units (#)(3)	(#)(4)	($/Sh)	($)(5)

Frank P. Russomanno			324,000	648,000	972,000
	May 5, 2009	May 5, 2009					169,588	10.19	715,661
	May 5, 2009	May 5, 2009				31,216			318,091
Paul R. Zeller			106,380	212,760	319,140
	May 5, 2009	May 5, 2009					57,328	10.19	241,924
	May 5, 2009	May 5, 2009				10,552			107,525
James C. Ellis			59,472	118,944	178,416
	May 5, 2009	May 5, 2009					15,924	10.19	67,199
	May 5, 2009	May 5, 2009				8,792			89,590
Mark E. Lucas			178,750	357,500	536,250
	Apr 6, 2009	Feb 16, 2009					235,602	8.36	737,434
	Apr 6, 2009	Feb 16, 2009				128,571			1,074,854
John L. Sullivan			85,500	171,000	256,500
	May 5, 2009	May 5, 2009					25,480	10.19	107,526
	May 5, 2009	May 5, 2009				14,068			143,353
Jacqueline A. Chase(6)			0	0	0	0	0	0	0

(1)	This represents a bonus opportunity under our 2009 ABP for 2009 performance. The actual amount paid out under our 2009 ABP is described in the Summary Compensation Table. The 2009 ABP performance conditions are described under “Compensation Discussion and Analysis-Bonuses”.

(2)	The grant date approved by the Committee on February 16, 2009 is in accordance with our grant date policy for new hires. For new hires, the grant date is the first Monday of the month following the hire date. Mr. Lucas was hired on March 17, 2009.

(3)	The restricted stock, which was granted under our 2008 Stock Incentive Plan, vests at a rate of 25% each year beginning on the first anniversary of the grant date. The restricted stock becomes immediately vested in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause). Dividends, if any, on the restricted stock are accrued by Imation at the same rate as payable to all of our shareholders and are paid if and when the restricted stock vests.

(4)	These options, which were granted under our 2008 Stock Incentive Plan, have an exercise price equal to the closing price of a share of common stock on the grant date, become exercisable at the rate of 25% each year beginning on the first anniversary of the grant date, and expire ten years from the grant date. These options become immediately exercisable in full in the event of involuntary termination of employment within two years of a change of control (other than for death, disability or cause).

(5)	In accordance with FASB ASC Topic 718, we chose the Black-Scholes option pricing model to estimate the grant date fair value of the options set forth in this table. Our use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date fair value for the options: options granted on April 6, 2009: risk free rate: 1.914%; expected life: 5.10 years; volatility: 39.27%; and dividend yield: 0%; resulting in a grant date fair value of $3.13 per share; and options granted on May 5, 2009: risk free rate: 2.188%; expected life: 5.50 years; volatility: 41.88%; and dividend yield: 0%; resulting in a grant date fair value of $4.22 per share. The grant date fair value of the restricted stock is equal to the closing stock price of $8.36 for the April 6, 2009 grant and $10.19 for the May 5, 2009 grant.

(6)	Ms. Chase left Imation effective May 29, 2009 and no equity was granted to her in 2009 and she was not eligible for the 2009 ABP. See “Compensation Discussion and Analysis-Bonuses.”

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the total outstanding equity awards as of December 31, 2009 for each of the named executive officers in the Summary Compensation Table.

Outstanding Equity Awards at Fiscal Year-End

			Option Awards						Stock Awards
					Equity Incentive
					Plan Awards:
	Number of		Number of		Number
	Securities		Securities		of Securities
	Underlying		Underlying		Underlying				Number of		Market Value of
	Unexercised		Unexercised		Unexercised	Option			Shares or Units		Shares or Units of
	Options		Options		Unearned	Exercise	Option		of Stock Held		Stock That Have
	(#)		(#)		Options	Price	Expiration		That Have Not		Not Vested
Name	Exercisable		Unexercisable		(#)	($)	Date		Vested (#)		($) (1)

Frank P. Russomanno	15,000					29.00	05/15/2010
	10,000					23.06	02/07/2012
	15,000					30.53	08/06/2012
	30,000					33.20	05/18/2013	(6)
	13,958					39.87	05/05/2011
	38,300					34.17	05/03/2015	(6)
	26,550		8,850	(2)(6)		41.62	05/03/2016	(6)
	22,500		7,500	(3)(6)		44.25	11/09/2016	(6)
	36,077		108,231	(4)(6)		24.02	05/06/2018	(6)
			169,588	(5)(6)		10.19	05/05/2019	(6)
									69,509	(7)	606,118
Paul R. Zeller	15,000					28.75	04/30/2010
	3,750					23.06	02/07/2012
	10,000					30.53	08/06/2012
	10,000					33.20	05/18/2013
	4,653					39.87	05/05/2011
	7,218					33.03	11/10/2011
	24,500					34.17	05/03/2015
	15,525		5,175	(2)		41.62	05/03/2016
	13,230		13,230	(8)		37.59	05/09/2017
	12,195		36,585	(4)		24.02	05/06/2018
			57,328	(5)		10.19	05/05/2019
									27,195	(9)	237,140
James C. Ellis	6,500					23.06	02/07/2012
	3,000					28.99	06/30/2012
	5,500					34.30	05/08/2013
	250					34.30	05/08/2013
	6,000					39.87	05/05/2011
	4,800					34.17	05/03/2015
	3,375		1,125	(2)		41.62	05/03/2016
	4,518		4,518	(8)		37.59	05/09/2017
	5,081		15,243	(4)		24.02	05/06/2018
			15,924	(5)		10.19	05/05/2019
									15,110	(10)	131,759
Mark E. Lucas	490	(11)				41.33	04/13/2017
	7,984	(11)				37.59	05/07/2018
	11,574	(11)				24.09	05/09/2017
			235,602	(12)		8.36	04/06/2019
									128,571	(13)	1,121,139
John L. Sullivan	7,500					23.06	02/07/2012
	10,000					30.53	08/06/2012
	16,000					33.20	05/18/2013
	7,444					39.87	05/05/2011
	15,100					34.17	05/03/2015
	11,100		3,700	(2)		41.62	05/03/2016
	8,782		8,782	(8)		37.59	05/09/2017
	8,130		24,390	(4)		24.02	05/06/2018
			25,480	(5)		10.19	05/05/2019
									25,245	(14)	220,136
Jacqueline A. Chase	3,125					33.20	5/29/2012	(15)
	2,908					39.87	05/05/2011
	8,325					34.17	5/29/2012	(15)
	7,875					41.62	5/29/2012	(15)
	7,300					37.59	5/29/2012	(15)
	6,098					24.02	5/29/2012	(15)

(1)	The market value is based on the closing price at December 31, 2009 (the last business day of the year) of $8.72.

(2)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 3, 2006. For each named executive officer, the following options will vest on May 3, 2010: Mr. Russomanno: 8,850; Mr. Zeller: 5,175; Mr. Ellis: 1,125; and Mr. Sullivan: 3,700. See also footnote 6.

(3)	This option vests 25% each year, beginning on the first anniversary of the grant date of November 9, 2006. 7,500 options will vest on November 9, 2010. See also footnote 6.

(4)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 6, 2008. For each named executive officer, the following options will vest on each May 6 in 2010, 2011 and 2012: Mr. Russomanno: 36,077; Mr. Zeller: 12,195; Mr. Ellis: 5,081; and Mr. Sullivan: 8,130. See also footnote 6.

(5)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 5, 2009. For each named executive officer, the following options will vest on each May 5 in 2010, 2011, 2012 and 2013: Mr. Russomanno: 42,397; Mr. Zeller: 14,332; Mr. Ellis: 3,981; and Mr. Sullivan: 6,370. See also footnote 6.

(6)	The Board of Directors has determined that effective on Mr. Russomanno’s retirement as Vice Chairman, Chief Executive Officer and Director on May 5, 2010, the remaining unvested options held by Mr. Russomanno on that date will be immediately vested. In addition, pursuant to our 2008 Stock Incentive Plan, Mr. Russomanno’s retirement will change the option expiration to three years’ from his retirement date.

(7)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 21,585 will vest on May 3, 5 and 7, 2010; 2,500 will vest on November 9, 2010; 18,810 will vest on each May 7, 2011 and 2012; and 7,804 will vest on May 5, 2013. The Board of Directors has determined that effective on Mr. Russomanno’s retirement as Vice Chairman, Chief Executive Officer and Director on May 5, 2010, the remaining unvested restricted stock held by Mr. Russomanno on that date will be immediately vested.

(8)	This option vests 25% each year, beginning on the first anniversary of the grant date of May 9, 2007. For each named executive officer, the following options will vest on each May 9 in 2010 and 2011: Mr. Zeller: 6,615; Mr. Ellis: 2,259; and Mr. Sullivan: 4,391.

(9)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 9,912 shares will vest on May 3, 5, 7, and 9, 2010; an aggregate of 8,287 shares will vest on May 5, 7 and 9, 2011; an aggregate of 6,358 will vest on May 5 and 7, 2012 and 2,638 will vest on May 5, 2013.

(10)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 4,757 shares will vest on May 3, 5, 7 and 9, 2010; an aggregate of 4,407 shares will vest on May 5, 7 and 9, 2011; an aggregate of 3,748 will vest on May 5 and 7, 2012; and 2,198 will vest on May 5, 2013.

(11)	These options were granted for Mr. Lucas’ service while he was a director of Imation. See “Compensation of Directors”

(12)	This option vests 25% each year, beginning on the first anniversary of the grant date of April 6, 2009. 58,900 options will vest on each April 6 in 2010 and 2012. 58,901 options will vest on each April 6 in 2011 and 2013.

(13)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: 32,143 shares will vest each April 6 in 2010, 2011, 2012, and 2013.

(14)	Restricted stock vests 25% per year, beginning on the first anniversary of the grant date. With respect to these shares: an aggregate of 8,453 shares will vest on May 3, 5, 7 and 9, 2010; an aggregate of 7,278 shares will vest on May 5, 7 and 9, 2011; an aggregate of 5,997 shares will vest on May 5 and 7, 2012; and 3,517 shares will vest on May 5, 2013.

(15)	Pursuant to our 2008 Stock Incentive Plan, Ms. Chase’s retirement status changes the option expiration to 3 years from her termination date of employment.

Option Exercises and Stock Vested

The following table summarizes the number of option awards exercised and restricted stock vested during 2009 for each of the named executive officers in the Summary Compensation Table.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares
	Acquired on	Value Realized on	Number of Shares		Value Realized on
	Exercise	Exercise	Acquired on Vesting		Vesting
Name	(#)	($)	(#)		($)(1)

Frank P. Russomanno	0	0	20,556		201,017
Paul R. Zeller	0	0	9,999		100,244
James C. Ellis	0	0	3,109		30,971
Mark E. Lucas	0	0	3,632	(2)	33,451
John L. Sullivan	0	0	6,611		66,268
Jacqueline A. Chase	0	0	4,974		49,886

(1)	The value realized on the vesting of stock awards is the fair market value of our common stock at the time of vesting.

(2)	These share represent the vesting of an award received in 2008 for Mr. Lucas service as a director. See “Compensation of Directors” and “Related Person Transactions and Related Person Transaction Policy — Employment with Mr. Lucas.”

Compensation Under Retirement Plans

Our Retirement Investment Plan (“401(k) Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers our domestic employees. Eligible employees may enroll in the 401(k) Plan upon joining Imation and can contribute up to 60% of pay on a pre-tax basis, up to a maximum amount determined each year by the IRS. In 2009, the IRS limit was $16,500, plus an additional $5,500 for employees who have attained age 50.

From July 1, 1996 to December 31, 2008, Imation matched 100% of employee contributions up to 3% of compensation plus 25% of employee contributions between 3% and 6% of compensation. Beginning January 1, 2009, the 401(k) Plan was changed to a “safe harbor” design provided under the Internal Revenue Code. The change to a safe harbor design was made so the 401(k) Plan would automatically pass certain non-discrimination tests required in order for the 401(k) Plan to continue its tax qualified status under the Internal Revenue Code. Under the safe harbor design, the matching contribution formula changed to 100% of employee contributions up to 3% of compensation plus 50% of employee contributions that are between 3% and 5% of compensation. As a one-time cost saving measure for 2009, the 401(k) Plan matching formula was reduced by 50% effective April 1, 2009 to 50% of employee contributions up to 3% of compensation plus 25% of employee contributions that are between 3% and 5% of compensation. This reduction in the matching formula eliminated the “safe harbor” plan design and subjects the plan to non-discrimination testing in 2009. The maximum matching contribution per employee for 2009 is $6,125. Matching contributions are made in the form of Imation stock (which the participant may elect to transfer to other investment funds available under the 401(k) Plan) and are immediately vested. For 2010, management and the Committee agreed to reinstate the 401(k) Plan “safe harbor” design in effect from January 1, 2009 to March 31, 2009, including the safe harbor matching contribution formula described above. See “Compensation Discussion and Analysis-Other Significant Compensation Decisions.”

Our defined benefit Cash Balance Pension Plan (the “Pension Plan”), which is qualified under the applicable provisions of the Internal Revenue Code, covers our domestic employees. Under the Pension Plan, benefits are determined by the amount of annual pay credits to each employee’s account (equal to 6% of each employee’s annual eligible earnings paid in that year, which are earnings under the limits described below) and annual interest credits (equal to the average yield on 30-year U.S. Treasury Bonds for November of the previous year) to such accounts. For the 2009 Pension Plan year, the interest-crediting rate was 4.0%. At retirement (age 65 or greater), participants eligible for benefits may receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value based on conversion factors established under the Pension Plan. Participants may also choose early retirement at age 55, but must have at least three years of service credit, and may also receive their account balance in a lump sum or as a monthly pension having an equivalent actuarial value, calculated as described above. Mr. Russomanno and Mr. Sullivan are eligible for early retirement. For certain purposes under the Pension Plan, we may provide extra years of credited service in connection with business acquisitions, treating the service with the former employer as service with Imation.

Certain limitations on the amount of benefits under tax qualified plans, such as our 401(k) Plan and the Pension Plan, were imposed by the Internal Revenue Code and IRS rules. These limits, among other things, cap the amount of compensation that may be considered under the Pension Plan, which for 2009 was $245,000. Our non-qualified supplemental benefit plan (“Non-Qualified Pension Plan”) provides retirement benefits to employees who may be affected by the compensation limits imposed on the Pension Plan. In general, total benefits under the Pension Plan and Non-Qualified Pension Plan will be equal to the level of benefits the employee would have received under the Pension Plan but for the compensation limits. Benefits under the Pension Plan and Non-Qualified Pension Plan are vested after three years of service. Mr. Lucas, who joined Imation in March 2009, is not vested under the Pension Plan or the Non-Qualified Pension Plan.

For 2010, management and the Committee agreed to reduced benefit accruals under both the Pension Plan and Non-Qualified Pension Plan from 6% to 3% of each employee’s eligible compensation and eliminate eligibility in both the Pension Plan and Non-Qualified Pension Plan for all new hires and rehires beginning January 1, 2010. See “Compensation Discussion and Analysis-Other Significant Compensation Decisions.”

Under the current terms of the Pension Plan, Mr. Russomanno and Mr. Ellis also retain, so long as they remain employed with Imation, the right to receive benefits accrued under 3M’s pension plan as of the date we were spun off from 3M Company. Imation employees who were 3M employees immediately prior to the spin-off and whose age and years of 3M pension service as of the spin-off date equaled or exceeded 50 (with a minimum of 10 years of 3M pension service) continue to be credited with service for purposes of early retirement subsidies under 3M’s pension plan based on their combined pension service with Imation and 3M, and will have their 3M accrued benefits as of the spin-off date increased following the spin-off by 4% per year of employment with Imation. One half of the 4% per year increase will be paid to the individual by 3M and one half will be paid by Imation. This benefit is unreduced at age 61. Mr. Russomanno and Mr. Ellis are eligible to continue to accrue service credit under 3M’s pension plan as described above.

The following table summarizes the present accumulated value of the pension benefits of the named executive officers in the Summary Compensation Table as of December 31, 2009.

Pension Benefits

		Number of	Present		Payments
		Years	Value of		During
		Credited	Accumulated		Last
		Service(1)	Benefit(2)		Fiscal Year(3)
Name	Plan Name	(#)	($)		($)

Frank P. Russomanno(4)	Pension Plan	36	367,559	(5)	0
	Non-Qualified Pension Plan	36	279,858		0
Paul R. Zeller	Pension Plan	24	172,456		0
	Non-Qualified Pension Plan	24	108,032		0
James C. Ellis	Pension Plan	31	183,382	(5)	0
	Non-Qualified Pension Plan	31	13,999		0
Mark E. Lucas	Pension Plan	1	13,343		0
	Non-Qualified Pension Plan	1	13,365		0
John L. Sullivan(4)	Pension Plan	11	161,587		0
	Non-Qualified Pension Plan	11	156,570		0
Jacqueline A. Chase	Pension Plan	18	0		194,875
	Non-Qualified Pension Plan	18	0		103,713

(1)	Mr. Russomanno, Mr. Zeller, Mr. Ellis, and Ms. Chase, who were with 3M when Imation was spun-off in July 1996, have service credit for their years at 3M. However, this additional service credit has no effect under the Pension Plan. Mr. Lucas is not currently vested in the Pension Plan or Non-Qualified Pension Plan having not attained three years of service.

(2)	The present value was calculated using the following assumptions: a discount rate of 5.50%; an interest crediting rate of 4.50%; the years to age 65 for each named executive officer as follows: Mr. Russomanno: 2.6667; Mr. Zeller: 15.3333; Mr. Ellis: 13.0883; Mr. Lucas: 10.1667; and Mr. Sullivan: 9.5; and the following present value factor: Mr. Russomanno: 0.9749; Mr. Zeller: 0.8641; Mr. Ellis: 0.8828; Mr. Lucas: 0.9077; and Mr. Sullivan: 0.9135.

(3)	Ms. Chase received distribution of the full value of both accounts in 2009 in connection with her termination of employment.

(4)	Mr. Russomanno and Mr. Sullivan are eligible for early retirement having achieved age 55 and 3 years of service credit.

(5)	This amount includes the present value of benefits under the 3M Plan as described above in the amount of $165,866 for Mr. Russomanno and $27,999 for Mr. Ellis.

Severance Agreements With Named Executive Officers

We have entered into a severance agreement with each of the named executive officers in the Summary Compensation Table. The severance agreement provides certain benefits upon termination of employment by Imation for any reason other than Cause (as defined in the severance agreement) or termination of employment by the executive for Good Reason (as defined in the severance agreement). No severance benefits become payable under the severance agreement in the event of termination of employment upon death or disability. Upon qualification for severance benefits, the executive would receive:

•	the full base salary earned by the executive and unpaid through the date of termination;

•	any amount earned by the executive as a bonus with respect to the fiscal year preceding the date of termination if such bonus has not been paid; and

•	an amount representing credit for any Paid Time Off (“PTO”) earned or accrued by the executive but not taken during the current year.

In lieu of any further base salary payments to the executive for periods subsequent to the date of termination, and unless termination occurs after a Change of Control (as defined below) of Imation, the executive would also receive a cash amount equivalent to the sum of:

•	an amount equal to the target bonus under the applicable bonus plan for the fiscal year in which the date of termination occurs; plus

•	an amount equal to one year’s salary for the fiscal year in which the date of termination occurs.

In the event termination occurs after a Change of Control, the executive would instead be eligible to receive a cash amount depending on the time between the Change of Control and the termination, as follows:

•	if the termination is within one year after the Change of Control, then the lump sum is equal to two times the executive’s total annual base salary in effect for the fiscal year of termination plus two times the average of the annual bonuses for the two fiscal years prior to termination; and

•	if the termination is more than one year but within two years after the Change of Control, then the lump sum is equal to one times his or her total annual base salary in effect for the fiscal year of termination plus one times the average of the annual bonuses for the two fiscal years prior to termination.

Change of Control for purposes of the severance agreement means any one of the following four events:

•	a transaction or series of related transactions where a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934) acquires beneficial ownership of at least 35% of our common stock; or

•	if the individuals who are a majority of our Board of Directors (the “Incumbent Directors”) as of the date of the severance agreement cease to be a majority. Any director who is later nominated for election or elected by a majority of the Incumbent Directors, will also be considered an Incumbent Director; or

•	a merger, reorganization, share exchange, consolidation or other similar transaction, a sale of all the assets of the Company or issuance of our stock in connection with the acquisition of stock or assets of another company, unless: (1) the existing beneficial owners of our Company own more than 50% of the outstanding common stock and voting power (in similar proportions as their ownership before the transaction); (2) no person, entity or group beneficially owns 35% or more of the outstanding common stock or voting power and (3) at least a majority of our Board of Directors are the same directors as of the time of the execution of the agreement or initial approval of the transaction; or

•	approval by the shareholders of dissolution of the Company.

We will also provide the executive with a lump sum payment equal to the employer portion of our standard medical and dental insurance coverages, as elected by the executive, in an amount equivalent to 12 months of coverage following the date of termination or 24 months of coverage after termination if the termination follows a Change of Control.

In addition, in the event of a termination within two years of a Change of Control, all shares of restricted stock owned or held by the executive and all unvested stock options will immediately vest without further restriction. See “Severance Benefits.” The severance agreement also provides that if an executive receives payments that would subject him/her to any federal excise tax due under Section 4999 of the Internal Revenue Code, then he/she will also receive a cash “gross-up” payment so that he/she will be in the same net after-tax position that he/she would have been in had such excise tax not been applied; provided however, that if the value of all payments does not exceed 110% of the “safe harbor” amount under the Internal Revenue Code where no excise tax is due, then no “gross-up” payment would be made and the amounts payable would be reduced so that they equal the “safe harbor.” The severance agreement also provides that the payments under the agreement are intended to be exempt from or compliant with Section 409A of the Internal Revenue Code.

In any termination, terminated executive officers will be entitled to receive standard benefits that they are entitled to receive under our 401(k) Plan, Pension Plan and Non-Qualified Pension Plan. The severance payment obligations may be terminated if the executive violates the provisions of the applicable agreement regarding confidentiality and non-competition.

For a description of the amounts payable to the named executive officers under the severance agreement based on a hypothetical termination of employment on December 31, 2009 which would qualify the named executive officer for severance benefits, see the subsection entitled “Severance Benefits.” 1

Severance Benefits.  Based upon a hypothetical termination date of December 31, 2009, the severance benefits for our named executive officers for a qualified termination without a Change of Control would have been as described below:

			Medical and
			Dental	Accrued
		Targeted	Insurance	Unused
	Base Salary(1)	Bonus(1)(2)	Benefits(3)	PTO
Name	($)	($)	($)	($)	Total ($)

Frank P. Russomanno	720,000	720,000	11,112	33,231	1,484,343
Paul R. Zeller	394,000	236,400	17,396	19,700	667,496
James C. Ellis	264,320	132,160	17,572	7,371	421,423
Mark E. Lucas	625,000	500,000	11,112	12,019	1,148,131
John L. Sullivan	380,000	190,000	5,599	11,693	587,292

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2009) and the bonus for the preceding year (2008) had been paid.

(2)	As described above, this amount is equivalent to the target bonus for the year of termination (2009) and does not reflect the 2009 one-time 10% reduction. See “Compensation Discussion and Analysis-Bonuses.”

(3)	These amounts include a gross-up for taxes.

Based upon a hypothetical Change of Control in 2009 and termination date of December 31, 2009, the severance benefits for our named executive officers for a qualified termination with a Change of Control would have been as described below:

			Medical and	Value of
			Dental	Restricted
	Base		Insurance	Stock and	Accrued	280G Tax
	Salary(1)	Bonus(1)(2)	Benefits(3)	Options(4)	Unused PTO	Gross Up(5)	Total
Name	($)	($)	($)	($)	($)	($)	($)

Frank P. Russomanno	1,440,000	0	22,224	627,065	33,231	0	2,122,520
Paul R. Zeller	788,000	0	34,792	248,216	19,700	0	1,090,708
James C. Ellis	528,640	0	35,144	135,550	7,371	0	706,705
Mark E. Lucas	1,250,000	0	22,224	1,205,956	12,019	449,782	2,939,981
John L. Sullivan	760,000	0	11,198	227,656	11,693	0	1,010,547

(1)	The following assumptions are made with respect to the information provided above: The base salary for the year of termination (2009) and the bonus for the preceding year (2008) had been paid.

      1 Ms. Chase left Imation effective May 29, 2009 and was paid severance under her Severance Agreement with us. The amount actually paid to Ms. Chase is described in the Supplemental All Other Compensation Table.

(2)	As described above, the amount payable is equal to two times the average of the annual bonuses for the two fiscal years prior to termination (2007 and 2008).

(3)	These amounts include a gross-up for taxes.

(4)	The value of the restricted stock and options is based on the closing price at December 31, 2009 (the last business day of the year) of $8.72. None of the named executive officers except Mr. Lucas have stock options with an exercise price of less than $8.72, so the calculation assumes no exercise of outstanding stock options except for Mr. Lucas. The value of stock options for Mr. Lucas based on a December 31, 2009 exercise is $84,817. The value also includes accrued dividends on restricted stock that would be payable on vesting. The amount of accrued dividends for each named executive officer is as follows: Mr. Russomanno: $20,947; Mr. Zeller: $11,076; Mr. Ellis: $3,791; Mr. Lucas $0; and Mr. Sullivan: $7,520.

(5)	Based on these payments, the named executive officers, other than Mr. Lucas, would not be subject to the excise tax, so no tax gross-up would be required.

HOUSEHOLDING

We have sent to most of our shareholders the Notice containing instructions on how to access this Proxy Statement and our 2009 Annual Report on the internet. Shareholders who received a paper copy of this Proxy Statement were also sent a copy of our 2009 Annual Report. If more than one shareholder resides at the same address, those shareholders may have received notice of our intent to deliver only one Notice or one Proxy Statement and Annual Report, and we will do so unless we receive contrary instructions from one or more of the shareholders. Similarly, brokers and other intermediaries holding shares of common stock in brokerage accounts for more than one beneficial owner with the same address may deliver only one Notice or Proxy Statement and Annual Report to that address, if the appropriate notice was provided or consent obtained.

We will deliver promptly, upon written request to the address noted below or oral request to Imation shareholder services at BNY Mellon at 1-800-524-4458, a separate copy of the Notice or a separate copy of the Proxy Statement and/or 2009 Annual Report to a shareholder at a shared address to which a single copy was delivered, including a beneficial owner of stock held in “street name.” Any shareholder may use the address below or the phone number noted above, to obtain separate Notices, Proxy Statements and/or Annual Reports in the future or request delivery of a single copy of the Notice, Proxy Statement or Annual Report at an address where you are receiving multiple copies. If your shares are held in “street name” and you want to increase or decrease the number of copies of our Notice, Proxy Statement and/or Annual Report delivered to your household in the future, you should contact the broker or other intermediary who holds the shares on your behalf. Requests to us should be addressed to:

Investor Relations
Imation Corp.
1 Imation Way
Oakdale, MN 55128

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

If you wish to submit a shareholder proposal that is requested to be included in our Proxy Statement for our 2011 Annual Meeting, we must receive the proposal at our principal executive offices by the close of business on November 25, 2010. The proposal must also comply with all applicable statutes and regulations and must be sent to the attention of our Corporate Secretary.

If you want to present any other proposal or nominate a person to be elected as a director at our 2011 annual meeting, the proposal or nomination must be received in writing by our Corporate Secretary at our principal executive offices by February 4, 2011. However, if the Annual Meeting is to be held before April 5, 2011 or after June 4, 2011, then the proposal or nomination must be received before the later of (i) the close of business on the 10th day following the day on which notice of the meeting date is mailed or public disclosure of the meeting date is made, whichever occurs first, and (ii) the close of business 90 days before the 2011 Annual Meeting. The proposal or nomination must contain the specific information required by our bylaws. You may obtain a copy of our bylaws by writing to our Corporate Secretary.

OTHER BUSINESS

We are not aware of any business to be presented at the Annual Meeting other than the business that is explained in this Proxy Statement. If any other matter is properly presented for a vote at the Annual Meeting, the holders of the proxies will have discretionary voting authority to vote your shares.

Dated: March 24, 2010                              BY ORDER OF THE BOARD OF DIRECTORS,

John L. Sullivan
Senior Vice President, General
Counsel and Secretary

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.
Internet and telephone voting is available through 11:59 PM Eastern Time on May 4, 2010.

INTERNET
http://www.proxyvoting.com/imn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

OR

MAIL

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ANNUAL MEETING OF SHAREHOLDERS 317 ON RICE PARK EVENT CENTER 317 WASHINGTON STREET ST PAUL, MN 55102 MAY 5, 2010, 9 A.M. LOCAL TIME

69151	Fulfillment 69233-2
▼ FOLD AND DETACH HERE ▼

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 AND 2.	Please mark your votes as	☒
indicated in this example

		FOR	WITHHOLD	*EXCEPTIONS
1.	Election of four Directors	ALL	FOR ALL				FOR	AGAINST	ABSTAIN

	Nominees:
	01 Charles A. Haggerty 02 Mark E. Lucas 03 Glen A. Taylor 04 Daryl J. White	☐	☐	☐	2.	Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐

	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)
This proxy, when properly executed, will be voted as directed. If no direction is made, it will be voted “FOR” Items 1 and 2. Discretionary authority is hereby conferred as to all other matters which may properly come before the Annual Meeting or any adjournment thereof.

	*Exceptions

Check this box if you plan to attend the Annual Meeting. If you choose to vote your proxy by telephone, please do not hang up until you have been prompted and have replied regarding your attendance at the Annual Meeting.
									☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Imation Corp. account online.
Access your Imation Corp. account online via Investor ServiceDirect® (ISD).
BNY Mellon Shareowner Services, the transfer agent for Imation Corp., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends

• View certificate history	• Make address changes

• View book-entry information	• Obtain a duplicate 1099 tax form
Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time
Investor ServiceDirect ®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.
Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2009 Annual Report to Shareholders are available at: http://www.proxyvoting.com/imn
▼ FOLD AND DETACH HERE ▼
IMATION CORP.
2010 PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON MAY 5, 2010 9:00 A.M. LOCAL TIME
317 ON RICE PARK EVENT CENTER, 317 WASHINGTON STREET, ST. PAUL, MN 55102
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints L. White Matthews, III and Ronald T. LeMay, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock which the undersigned has power to vote at the Annual Meeting of Shareholders of Imation Corp. to be held at 9:00 a.m. (local time), Wednesday, May 5, 2010 at 317 on Rice Park Event Center, 317 Washington Street, St. Paul, MN, 55102, and at any adjournment thereof, in accordance with the instructions set forth herein and with the same effect as though the undersigned were present in person and voting such shares. The Proxies are authorized in their discretion to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
     Furthermore, as a participant in the Imation Retirement Investment Plan (“RIP”), I hereby direct Fidelity Management Trust Company, as RIP Trustee, to vote at the 2010 Annual Meeting of Shareholders of Imation Corp., and at any adjournment thereof, all shares of Imation Corp. Common Stock allocated as of March 8, 2010 to my account in the Imation RIP, plus a pro rata portion of the shares that have not been allocated to participant accounts or for which no instructions are received, as designated below. I understand that this card must be received by BNY Mellon, acting as tabulation agent for the RIP Trustee, by April 29, 2010. If it is not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares held in my account will be voted by Fidelity Management Trust Company in the same proportion that the other participants in the plan direct the RIP Trustee to vote shares allocated to their accounts. All voting instructions given by participants shall be held in strict confidence by the RIP Trustee.

Address Change/Comments
(Mark the corresponding box on the reverse side)

       BNY MELLON SHAREOWNER SERVICES
       P.O. BOX 3550
       SOUTH HACKENSACK, NJ 07606-9250
              (Continued and to be marked, dated and signed, on the reverse side)
Fulfillment
69151                            69233-2